Exhibit 10.2

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
INK ACQUISITION LLC,
a Delaware Limited Liability Company
THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the schedules and exhibits hereto, this “Agreement”), of INK Acquisition LLC, a Delaware limited liability company (the “Company”), is made effective as of June 9, 2014 (the “Effective Date”) by and between Platform Member-T, LLC (“NS Managing Member”) and Chatham Lodging, L.P. (“Chatham Managing Member”, and, together with NS Managing Member and any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the “Members”).

RECITALS:
A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on April 15, 2011;
Each of the Cerberus Member and Chatham Managing Member previously acquired a percentage interest in the Company and entered into the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of October 27, 2011 (the “Prior Agreement”);
As of the Effective Date, NS Managing Member is acquiring all of the Cerberus Member’s right, title and interest to the membership interests in the Company (such interests, the “Cerberus Interests”), and concurrently therewith, the Cerberus Member is withdrawing as a member of the Company; and

The Members desire to amend and restate the Prior Agreement in its entirety on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto amend and restate the Prior Agreement in its entirety and agree as follows:
ARTICLE I.

GENERAL PROVISIONS; ORGANIZATION; STRUCTURE
Section 1.1    Registered Office. The registered agent and office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The Managing Member, after giving notice to the other Members, may change the registered office from one location to another in the State of Delaware.
Section 1.2    Place of Business; Offices. The principal place of business of the Company, where the books and records of the Company shall be kept, shall be c/o Chatham Lodging LP, 50 Cocoanut Row, Suite 200, Palm Beach, FL 33480. The Company may, at any time, change the location of the principal office of the Company or have one or more offices as may be established from time to time.
Section 1.3    Purpose; Nature of Business Permitted; Powers; Title to Property.
(a)    The purpose to be conducted or promoted by the Company is to engage in the following activities:
(i)    to acquire, own, hold, manage, operate, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Business and the Properties and any portion thereof with unrelated third parties or with affiliated entities;
(ii)    to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities, in each case in connection with the Business and the Properties;
(iii)    to own equity interests in other limited liability companies, partnerships or other entities whose purposes are restricted to those set forth in clauses (i) and (ii) above; and
(iv)    to engage in any other lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, or similar hedging transactions and referral, management, servicing and administration agreements).
(b)    The Company shall not engage in any other business or activity. Except as otherwise provided in Section 1.10 hereof and except for contracts customarily entered into by a property management agent on behalf of a hotel property owner, all property acquired in connection with the business of the Company shall be held by the Company in its own name, and all contracts and leases of real or personal property by or to the Company shall be made in its own name.
(c)    Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.
Section 1.4    [Reserved]
Section 1.5    Tax Classification; No State Law Partnership; REIT Qualifications. (a) The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes. Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No provision of this Agreement shall be deemed or construed to constitute the Company (including its subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.
(b)    As of the Effective Date, NS Managing Member shall be owned, directly or indirectly, by NS REIT and Chatham Managing Member shall be owned, directly or indirectly, by Chatham REIT. Each of Chatham REIT and NS REIT intend to qualify as a REIT, and the Members intend that the Company shall own the Properties in a manner that will not jeopardize the REIT status of either Chatham REIT or NS REIT. Accordingly, the Property Companies will lease the Properties to the Property Leasecos pursuant to arm’s-length leases and the Property Leasecos will engage Island Hospitality Management or another entity that qualifies as an “eligible independent contractor” under Code Section 856(d)(9) to operate the Properties on their behalf.
Section 1.6    Definitions. Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“1933 Act” has the meaning set forth in Section 12.16.
“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.
“Accountants” means PricewaterhouseCoopers LLP or such other independent accounting firm of national reputation that is selected by NS Managing Member.
“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).
“Additional Capital Contribution” means any Capital Contribution made by a Member pursuant to Section 2.2(b) hereof.
“Adjusted Asset Purchase Price” is the (a) Asset Purchase Price, plus (b) Buy/Sell Additions, minus (c) Buy/Sell Prorations which would be credited to a purchaser if the Buy/Sell Assets were being sold to a third party on the Buy/Sell Closing Date, plus (d) Buy/Sell Prorations which would be credited to a seller if the Buy/Sell Assets were being sold to a third party on the Buy/Sell Closing Date minus (e) the amount required to repay in full any outstanding Buy/Sell Third Party Loans as if same was paid off at the Buy/Sell Closing, minus (f) any other existing liabilities of the Company and the Property Companies that have not been otherwise taken into consideration as part of the Buy/Sell Prorations minus (g) the net proceeds from the sale of any Asset that is consummated after delivery of the Buy/Sell Notice and before the Buy/Sell Closing Date, appropriately adjusted to take into account any proceeds that are held in any reserves or escrows for a contingent liability which may arise after the Buy/Sell Closing Date (it being acknowledged and agreed to by the Members that any such proceeds that are held in any reserves or escrows shall be distributed to the Members pursuant to Section 7.1 as if it was in effect upon the release or distribution of such amounts after the Buy/Sell Closing Date).
“Adjusted Fair Market Value” means, the (a) the Fair Market Value, plus (b) Fair Market Value Additions, minus (c) Fair Market Value Prorations which would be credited to a purchaser if the Assets were being sold to a third party on the Option Closing Date (which prorations shall be as of 11:59 p.m. of the day preceding the Option Closing Date), plus (d) Fair Market Value Prorations which would be credited to a seller if the Assets were being sold to a third party on the Option Closing Date (which prorations shall be as of 11:59 p.m. of the day preceding the Option Closing Date), minus (e) the amount required to repay in full any outstanding Loans as if same were paid off at the Option Closing, minus (f) any other existing liabilities of the Company and the Property Companies that have not been otherwise taken into consideration as part of the Fair Market Value Prorations.
“Affiliate” means, with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For the avoidance of doubt, Island Hospitality Management shall not be considered to be an Affiliate of Chatham REIT or any of its Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 5.1(c).
“Appraisal Period” has the meaning set forth in Section 3.8(d)(i).
“Appraiser” has the meaning set forth in Section 3.8(d)(i).
“Approved FATF Country” shall mean any country that is a member of the Financial Action Task Force on Money Laundering, as such list may be amended, from time to time, and as approved in this Agreement. As of the date of this Agreement, the following countries are Approved FATF Country members: Argentina, Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Iceland, Ireland, Italy, Japan, Luxembourg, Mexico, Kingdom of the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, Turkey, United Kingdom and the United States.
“Approved Severance Costs” means any severance payable to Chatham Company Personnel to the extent such severance (i) for a senior Chatham Company Personnel does not exceed three (3) months of such employee’s monthly salary, (ii) for any other Chatham Company Personnel is determined by Chatham Managing Member in accordance with such employee’s position and seniority and does not exceed two (2) months of such employee’s monthly salary or (iii) otherwise has been approved by NS Managing Member or NS Ink III Managing Member at the time of grant to the applicable Chatham Company Personnel, it being understood that any severance costs shall be deemed to be Approved Severance Costs if such costs are in accordance with the terms of the then-approved Operating Budget and the then-approved Business Plan.
“Asset” means an asset owned by the Company or its Subsidiaries.
“Asset Purchase Price” has the meaning set forth in Section 3.7(a).
“Available Cash” means, as the context requires, Available Cash From Capital Event or Available Cash From Operations, as applicable.

“Available Cash From Capital Event” means cash paid to or in the possession of, the Company from the occurrence of a Capital Event after deducting therefrom (a) if a sale, all expenses of the sale (including, without limitation, transfer taxes, legal fees, brokerage expenses, marketing expenses, and other third party expenses of every kind or nature), (b) if a financing or a refinancing, all expenses of the financing or refinancing (including, without limitation, legal fees, points, lender charges, mortgage or indebtedness taxes and other third party expenses of every kind or nature), (c) if a casualty or condemnation, all expenses arising from such casualty or condemnation (including, without limitation, legal fees, costs of settlement of any awards or payments, and other third party expenses of every kind or nature), (d) if a sale, all funds necessary to pay for any currently payable obligations of the applicable Property Company or Asset, as applicable, (e) if a sale, the payment of all currently payable debt service, reserve and escrow amounts for all outstanding Loans that pertain to the applicable Property Company or Company Asset, (f) if a sale, the payment of all other currently payable obligations of the Company and the applicable Property Company to third parties, including, without limitation, obligations in connection with the applicable Property Company or Assets, and (g) if a sale, an amount equal to the Working Capital Sale Reserve.

“Available Cash From Operations” means cash paid to or in the possession of, the Company from whatever source (other than Available Cash From Capital Event) after deducting therefrom (a) all funds necessary to pay for the currently payable expenses incurred in connection with the normal operations of the Company and the Property Companies in accordance with and subject to the terms hereof, (b) the payment of all currently payable debt service, reserve and escrow amounts for all outstanding Loans when and as they become due and payable and/or are required to be reserved or escrowed, (c) the payment of all other currently payable obligations of the Company and the Property Companies to third parties, including, without limitation, obligations in connection with the Assets, and (d) an amount equal to the Working Capital Operating Reserve.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” shall mean, with respect to any Person, (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
“Business” means (a) the ownership, lease and operation of the Properties, and (b) any other business of the Company, directly or indirectly related, incidental to or connected with the foregoing.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.
“Business Plan” means the comprehensive strategic plan for the Company’s and Ink III’s ownership, operation, leasing, financing and sale of the Properties, as in effect from time to time pursuant to Section 3.5 hereof.
“Buy/Sell Additions” means the following additions to the Asset Purchase Price: (a) cash in the bank accounts of the Company and each Property Company (including, without limitation, cash in bank accounts established with or by third parties for the benefit of the Company and each Property Company (e.g., lockbox accounts, accounts under Hotel Management Agreements, third party property management agreements, reserves under franchise agreements, etc.)) and other Company and Property Company revenues as of the Buy/Sell Closing Date, (b) net accounts receivable received by the Company and the Property Companies (other than rents or similar payments from tenants, licensees, concessionaires or similar parties) as of the Buy/Sell Closing Date (c) any utility deposits made by the Property Companies and (d) cash deposited securing any bonds, letters of credit, or other amounts posted by the Company or any Property Company.

“Buy/Sell Assets” means the Assets being purchased or sold pursuant to Section 3.7.

“Buy/Sell Closing” has the meaning set forth in Schedule G attached hereto.

“Buy/Sell Closing Date” means the date designated by the Purchasing Member for the Buy/Sell Closing, which date shall be no later than the date which is sixty (60) days after delivery of the Buy/Sell Response.

“Buy/Sell Deposit Funds” means all sums deposited with the Buy/Sell Escrow Agent pursuant to the provisions of Section 3.7 (including the Proposing Member’s Deposit (if the Purchasing Member is the Proposing Member) or the Non-Proposing Member’s Deposit (if the Purchasing Member is the Non-Proposing Member)), together with all interest earned thereon.

“Buy/Sell Escrow Agent” has the meaning set forth in Section 3.7(a).

“Buy/Sell Membership Interest Purchase Price” means a price for the sale by the Selling Member(s) of their interest in the Company calculated as equal to the amount that would be received by the Selling Member(s) pursuant to the application of the provisions of Section 7.1, if the Assets were sold to a third party on the Buy/Sell Closing Date for a net purchase price equal to the Adjusted Asset Purchase Price (it being agreed that any disputes as to Buy/Sell Additions and/or Buy/Sell Prorations shall be resolved by the determination of the Accountants, which determination shall be binding on the Members, absent manifest error).

“Buy/Sell Notice” has the meaning set forth in Section 3.7(a).

“Buy/Sell Prorations” means the following prorations and adjustments to the Asset Purchase Price (which prorations shall be deducted from or added to the Asset Purchase Price in the same manner as deductions or additions to a sale price would occur between a buyer and seller in an arms-length transaction in connection with a sale of the Assets to a third party)): (a) rents, occupancy charges and similar revenues paid or payable by the Company or the Property Companies, (b) rents and other amounts payable by the Property Companies under or pursuant to any ground leases (if applicable), (c) real estate taxes in respect of the Assets, (d) any other taxes and/or assessments affecting the Company, the Property Companies or the Assets (other than income taxes or gross receipt taxes), (e) insurance premiums due and payable (or paid) with respect to the Company, the Property Companies or the Assets, (f) license and/or permit fees that are either due and payable or have been prepaid with respect to the Company or the Property Companies, (g) utility charges that are either due and payable or have been prepaid with respect to the Assets, the Company or the Property Companies, (h) the cost of any fuel oil on hand at the Properties, (i) amounts paid or payable under service, management, development or construction contracts entered into by the Company or the Property Companies, and (j) any accounts payable of the Company or the Property Companies outstanding as of the Buy/Sell Closing Date.

“Buy/Sell Response” has the meaning set forth in Section 3.7(b).

“Buy/Sell Response Period” means the date which is thirty (30) days after the date of delivery of a Buy/Sell Proposal.

“Buy/Sell Third Party Loans” means all Loans outstanding with respect to the Company and the Property Companies as of the Buy/Sell Closing Date.

“Call Notice” has the meaning set forth in Section 3.8(b).

“Call Option” has the meaning set forth in Section 3.8(c)(i).
“Call Option Commencement Date” has the meaning set forth in Section 3.8(b).

“Capital Account” has the meaning set forth in Section 2.3(a).

“Capital Call” shall mean a written notice to the Members calling for a Capital Contribution, which written notice shall include (a) the total amount of the Capital Contribution then required, (b) a brief description of the expenditures or obligations giving rise to the requirement for such Capital Contribution, (c) each Member’s proportionate share of the total Capital Contribution as then required by this Agreement, (d) the date by which each Member’s Capital Contribution is required to be made, which date shall be thirty (30) days after such written notice has been given or such other date as may be agreed to by the Members, and (e) the account of the Company to which such Capital Contributions must be paid.

“Capital Contribution” means with respect to any Member, the sum of the Effective Date Deemed Capital Contribution and Additional Capital Contributions made by such Member. For the avoidance of doubt, Priming Capital Contributions shall not be considered Capital Contributions for purposes of this definition.
“Capital Event” means (i) the sale of any Asset, (ii) a financing or refinancing of an Asset, (iii) the receipt of insurance proceeds or condemnation awards in connection with the ownership of an Asset (which proceeds are not used for restoration in connection with the applicable casualty or condemnation) or (iv) other transactions which, in accordance with generally accepted accounting principles, consistently applied, would be treated as a capital event.
“Carveout Guarantor” has the meaning set forth in Section 1.11(c).
“Carveout Guaranty” means any guaranty of non-recourse carveouts or indemnity for environmental liabilities given to a Lender in connection with any Loan, which guaranty or indemnity is in form and substance satisfactory to the applicable Lender and approved in advance in writing by the Members (including, without limitation, any such guaranty or indemnity required by Current Lender in connection with the JPM Loan, it being agreed that the “Guarantees” as defined in the Contribution Agreement are approved by the Members).
“Cerberus Interests” has the meaning set forth in the Recitals.
“Cerberus Member” means CRE-Ink REIT Member, LLC, CRE-Ink REIT Member IV, LLC, CRE-Ink REIT Member V, LLC, CRE-Ink REIT Member VI, LLC and CRE-Ink REIT Member VII, LLC.
“Certificate of Formation” means the Certificate of Formation referred to in the Recitals and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.
“Change in Control” means, as of any date, (i) with respect to NS Managing Member, the failure of NS Managing Member to be Controlled by NS Parent and (ii) with respect to Chatham Managing Member, the failure of the Chatham Managing Member to be Controlled by Chatham REIT or any entity that succeeds to all or substantially all of the assets and liabilities thereof (whether by merger, consolidation or otherwise).
“Chatham Company Personnel” means any personnel employed by Chatham Managing Member (or one of its Affiliates other than Ink III or the Company) solely for the purpose of providing asset management services to the Company and/or Ink III, the employment generally of whom, including compensation and severance other than Approved Severance Costs, if any, payable to such personnel, has been approved by NS Managing Member and NS Ink III Managing Member.
“Chatham Competitor” shall mean (a) a Person that is then in a pending material litigation filed in court with Chatham REIT or any Affiliate of Chatham REIT that has been disclosed by Chatham REIT or its Affiliate entity in public filings with the Securities and Exchange Commission (other than (1) litigation in connection with the applicable Parent Change in Control with respect to NS Parent and (2) litigation involving individuals who are directors or officers of Chatham REIT unrelated to their capacity as such); or (b) (i) a publicly traded hotel REIT the stock of which is traded on a national stock exchange or (ii) a lodging-focused hotel company that owns or operates at least 50 hotels (it being acknowledged and agreed to by the parties that for purposes of clause (i) and (ii), an entity which is Controlled by NS Parent shall not constitute a Chatham Competitor, provided that if NS Parent undergoes a Parent Change in Control in a transaction with a Chatham Competitor, NS Parent shall be deemed to be a Chatham Competitor.
“Chatham Guarantor” has the meaning set forth in Section 1.11(c).
“Chatham Guaranty” means that certain Guaranty of Recourse Obligations, dated as of the Effective Date, by Chatham REIT in favor of the beneficiaries thereof, as same may be hereafter amended or modified.
“Chatham Ink III Managing Member” means Chatham TRS Holding, Inc.
“Chatham Managing Member” has the meaning set forth in the Preamble.
“Chatham Managing Member Effective Date Deemed Capital Contribution” has the meaning set forth in Section 2.2(a).
“Chatham Principal” means Jeffrey Fisher.
“Chatham REIT” means Chatham Lodging Trust, a Maryland real estate investment trust.
“Close Associate” means a Person who is widely and publicly known (or is actually known) to be a close associate of a Senior Foreign Political Figure.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” has the meaning set forth in the Preamble.
“Contributing Members” has the meaning set forth in Section 2.2(d).
“Control” means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and “Controlled” and “Controlling” have correlative meanings.
“Covered Entity” means (a) NS, (b) any Person acquiring all or substantially all of the assets of NS, and (c) any Person acquiring all or substantially all of a class of assets of NS, provided, in the case of each of clauses (a) through (c), that the equity value of NS Managing Member does not exceed 50% of the value of such Person, provided, further, that the condition set forth in the preceding proviso need not be satisfied in the case of a Permitted Corporate Transaction that is a spin-off described in clause (vii) of the definition thereof.
“Cure” means, with respect to any action or failure to act triggering a right to Cure, that such action or failure to act, to the extent that it triggered the right to Cure, has been discontinued, and all parties adversely affected by such action or failure to act have been made whole in all material respects as if such action or failure to act had not occurred.
“Current Lender” means JPMorgan Chase Bank, National Association.
“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
“Effective Date” has the meaning set forth in the Preamble.
“Effective Date Deemed Capital Contributions” means (a) with respect to a Member, as the context requires, either the NS Managing Member Effective Date Deemed Capital Contributions or the Chatham Managing Member Effective Date Deemed Capital Contributions made by such Member and (b) with respect to all Members, all NS Managing Member Effective Date Deemed Capital Contributions and all Chatham Managing Member Effective Date Deemed Capital Contributions, collectively.
“Environmental Law” means all applicable laws, including, for this purpose, all common law, governing public health or safety, workplace health or safety, pollution or the protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Excess Promote Amount” has the meaning set forth in Section 7.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Expedited Arbitration” has the meaning set forth in Section 3.2(i).
“Expense Reimbursement” has the meaning set forth in Section 3.1(c).
“Failed Contribution” has the meaning set forth in Section 2.2(d).
“Fair Market Value” means (a) the Initiating Party Fair Market Value, if the Notice Recipient accepts the Initiating Party Fair Market Value pursuant to Section 3.8(c), (b) the fair market value agreed upon by and between the Initiating Party and the Notice Recipient pursuant to Section 3.8(c)(v) or (c) the fair market value determined pursuant to the appraisal process described in Section 3.8(d).
“Fair Market Value Additions” means only the following additions to the Fair Market Value: (a) cash in the bank accounts of the Company and each Property Company (including, without limitation, cash in bank accounts established with or by third parties for the benefit of the Company and each Property Company (e.g., lockbox accounts, accounts under Hotel Management Agreements, third party property management agreements, reserves under franchise agreements, etc.)) and other Company and Property Company revenues as of the Option Closing Date, (b) net accounts receivable accrued by the Company and the Property Companies (other than rents or similar payments from tenants, licensees, concessionaires or similar parties) as of the Option Closing Date, (c) any utility deposits made by the Property Companies, and (d) cash deposited securing any bonds, letters of credit, or other amounts posted by the Company or any Property Company.
“Fair Market Value Prorations” means the following prorations and adjustments to the Fair Market Value (which prorations shall be deducted from or added to the Fair Market Value in the same manner as deductions or additions to a sale price would occur between a buyer and seller in an arms-length transaction in connection with a sale of the Assets to a third party): (a) rents, occupancy charges and similar revenues paid or payable by the Company or the Property Companies, (b) rents and other amounts payable by the Property Companies under or pursuant to any ground leases (if applicable), (c) real estate taxes in respect of the Assets, (d) any other taxes and/or assessments affecting the Company, the Property Companies or the Assets (other than income taxes or gross receipt taxes), (e) insurance premiums due and payable (or paid) with respect to the Company, the Property Companies or the Assets, (f) license and/or permit fees that are either due and payable or have been prepaid with respect to the Company or the Property Companies, (g) utility charges that are either due and payable or have been prepaid with respect to the Assets, the Company or the Property Companies, (h) the cost of any fuel oil on hand at the Properties, (i) amounts paid or payable under service, management, development or construction contracts entered into by the Company or the Property Companies, and (j) any accounts payable of the Company or the Property Companies outstanding as of the Option Closing Date.
“Family Member” means, with respect to any specified natural person, (a) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (b) the spouse of such natural person or of any person covered by clause (a).
“Fiscal Period” means (a) the period commencing on the Effective Date and ending on December 31, 2014, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) any portion of the period described in clauses (a) and (b) of this sentence (i) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI and (ii) ending on the date of an adjustment to the Gross Asset Value pursuant to clause (b) of the definition of “Gross Asset Value”.
“Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2014, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) the period commencing on the immediately preceding January 1 and ending on the date on which all property of the Company is distributed to the Members pursuant to Article X.
“FMV Determination Date” has the meaning set forth in Section 3.8(e)(2).
“Funded Amount” has the meaning set forth in Section 2.2(d).
“Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Managing Member;
(b)    the Gross Asset Values of all Assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity or by a new Member acting in a partner capacity or in anticipation of being a partner; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that (x) an adjustment described in clauses (i), (ii) or (iii) of this paragraph shall be made only if the Managing Member reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members and (y) the Managing Member shall have adjusted the Gross Asset Values of all Assets to equal their respective fair market values immediately following the Mergers (as defined in the Purchase and Sale Agreement) and immediately prior to the distribution of the Specified Hotel Interests (as defined in the Purchase and Sale Agreement) pursuant to Section 2(a)(ii) of the Purchase and Sale Agreement and for purposes of that revaluation the Managing Member shall treat the Assets as having an aggregate fair market value equal to the Grossed-Up Purchase Price (as defined in the Purchase and Sale Agreement).
(c)    the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Managing Member; and
(d)    the Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” and “Losses” or Section 8.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Hazardous Substance” means any material, substance or waste as to which liability or standards of conduct may be imposed pursuant to any Environmental Laws.
“Hotel Management Agreement” means, collectively, those certain Hotel Management Agreements, dated as of the Effective Date, by and between Island Hospitality Management and each Property Leaseco.
“Hotel Manager” has the meaning set forth in the definition of Major Decision.
“Immediate Family Member” includes the parents, siblings, spouse, children, and spouse’s parents and siblings, of a Senior Foreign Political Figure.
“Indemnifiable Losses” has the meaning set forth in Section 11.1.
“Indemnified Person” has the meaning set forth in Section 11.1.
“Initiating Party” has the meaning set forth in Section 3.8(c)(ii).
“Initiating Party Fair Market Value” has the meaning set forth in Section 3.8(c)(ii).
“Ink III” means INK Acquisition III LLC, a Delaware limited liability company.
“Ink III Available Cash” means “Available Cash” as defined in the Ink III LLC Agreement.
“Ink III Capital Contributions” means “Capital Contributions” as defined in the Ink III LLC Agreement.
“Ink III Effective Date Deemed Capital Contributions” means “Effective Date Deemed Capital Contributions” as defined in the Ink III LLC Agreement.
“Ink III LLC Agreement” means the Limited Liability Company Agreement of INK Acquisition III LLC, effective as of the Effective Date, as may be amended in accordance therewith.
“Internal Rate of Return” means the annual percentage rate, compounded monthly, which, when utilized to calculate the present value of the aggregate amount of all actual distributions of Available Cash to NS Managing Member hereunder and Ink III Available Cash to NS Ink III Managing Member when made, causes such present value of such aggregate distributions to equal the present value of the sum of NS Managing Members’ aggregate Capital Contributions to the Company and NS Ink III Managing Member’s aggregate Ink III Capital Contributions to Ink III. The present value of NS Managing Member’s Effective Date Deemed Capital Contribution to the Company is the nominal amount thereof and the present value of NS Managing Member’s additional Capital Contributions to the Company (other than Effective Date Deemed Capital Contributions) is the nominal amount of such additional Capital Contribution discounted back from the date such Capital Contribution was made utilizing said annual percentage rate. The present value of NS Ink III Managing Member’s Ink III Effective Date Deemed Capital Contribution is the nominal amount thereof and the present value of NS Ink III Managing Member’s additional Ink III Capital Contributions to Ink III (other than Ink III Effective Date Deemed Capital Contributions) is the nominal amount of such additional Ink III Capital Contribution discounted back from the date such Ink III Capital Contribution was made utilizing said annual percentage rate. All equity contributions and distributions will be assumed to have occurred on the first day of the month in which they were made and all present values shall be calculated as if discounted back to the date of the first day of the month in which each of the Effective Date Deemed Capital Contribution and Ink III Effective Date Deemed Capital Contribution was made. In the case that there are multiple capital events within a given calendar month, the amounts of the capital events will be summed as if they had occurred simultaneously on the 15th day of that calendar month. For all relevant purposes of this definition “Internal Rate of Return” shall be calculated by NS Managing Member using the Microsoft Excel XIRR function (or if such function is no longer available, such other software program for calculating internal rate of return as shall have been reasonably determined by NS Managing Member which approximates Microsoft Excel XIRR as close as reasonably possible).
“Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.
“IPO Entity” has the meaning set forth in Section 3.2(g)(vii).
“IRS” means the U.S. Internal Revenue Service, or any successor government agency.
“Island Hospitality Management” means Island Hospitality Management, Inc. or one of its Affiliates.
“JPM Loan” means collectively, (i) that certain mortgage loan, in the original principal amount of $635,000,000, made on the Effective Date, by Current Lender, as lender, to certain Property Companies, as borrower, (ii) that certain mezzanine loan, in the original principal amount of $130,000,000, made on the Effective Date, by Current Lender, as lender, to certain Property Companies, as borrower and (iii) that certain mezzanine loan, in the original principal amount of $75,000,000, made on the Effective Date, by Current Lender, as lender, to certain Property Companies, as borrower.
“Lender” means the lender under any Loan Documents to be executed with respect to a Loan, including, without limitation, Current Lender.
“Loan” means a loan obtained or assumed by the Company or any of its Subsidiaries, as borrower, secured by all or any portion of the Property or by equity interests of any Subsidiary of the Company, including, without limitation, the JPM Loan.
“Loan Documents” means any and all loan documents to be executed by the Company or any of its Subsidiaries, as applicable, and the Lender in connection with a Loan.
“Major Decision” means any determination to cause the Company or any Subsidiary of the Company to:
(a)    directly or indirectly acquire, or execute and deliver any documents, agreements or instruments necessary to close on the direct or indirect acquisition by the Company or any Subsidiary of the Company of, any Property, except as set forth in the then-approved Operating Budget or the then-approved Business Plan;
(b)    (A) sell, assign, transfer, encumber or dispose of the Company, any Property Company, any Property, or any revenue-generating business of the Company or any Property Company, or agree to any of the foregoing, or (B) except as expressly provided in this Agreement or in the then-approved Operating Budget or the then-approved Business Plan, improve, design, rehabilitate, alter, or repair (collectively, the “Repairs”) of any of the Properties, provided, however, that the Managing Member may make or caused to be made Repairs not contemplated by the then-approved Operating Budget if (i) any such Repair is required by any franchisor under the applicable franchise agreement or any other agreement with the franchisor, (ii) emergency action or expenditures is necessary to prevent imminent risk to the health and safety of Persons on or about the Properties, imminent material property damage or imminent imposition of criminal or civil sanctions against the Company or any Member (each, an “Emergency Expenditure”), provided that (1) any such Emergency Expenditure made without approval of all the Members is, in the Managing Member’s commercially reasonable judgment, reasonable and necessary under the circumstances set forth above and (2) the Managing Member endeavors diligently and in good faith (x) to notify the Members of any such Emergency Expenditure promptly in writing and (y) attempts to obtain verbal approval of the Members for any required Emergency Expenditure, or (iii) if the aggregate cost of such Repairs fall within the thresholds set forth in clause (l) of this definition;
(c)    except as otherwise expressly permitted by this Agreement, call for Capital Contributions, approve Capital Calls or determine the portion of the then-approved Operating Budget that is to be funded by equity and by debt, or raise any new equity for any Subsidiary of the Company or admit any new member, partner or owner to the Company or any of its Subsidiaries;
(d)    make any operating expenditure or incur any operating obligation by or on behalf of the Company that varies materially from the then-approved Operating Budget other than an Emergency Expenditure made pursuant to the procedures set forth in clause (b) of this definition and expenditures that fall within the thresholds set forth in clause (l) of this definition;
(e)    execute or modify, amend, supplement, terminate, extend or renew leases with tenants for occupancy of space in any Property or ground leases affecting any Property (or grant any consents or exercise remedies thereunder), except to the extent delegated to the Hotel Manager pursuant to the Hotel Management Agreements or set forth in the then-approved Operating Budget or the then-approved Business Plan;
(f)    enter into, modify or terminate any contractual arrangements with service providers (including lenders, attorneys, consultants, appraisers, third party property managers, brokerage companies, general contractors, accountants, auditors, architects, banks or other depositaries and all other service providers) for services to be rendered in connection with the business of the Company; provided, however, that (i) until further written notice, NS Managing Member hereby delegates the tasks set forth in this subsection (f) to the Managing Member, so long as all such services are expressly provided for and are not in excess of the amounts budgeted for such services in the then-approved Operating Budget and Business Plan and either (x) are terminable, without cause or fee, upon not more than thirty (30) days’ notice, (y) have a stated term of not more than one year, or (z) are expressly approved in writing by NS Managing Member, (ii) NS Managing Member hereby authorizes the Managing Member to cause the Property Leasecos to engage Island Hospitality Management to act as the hotel manager of all of the Properties on behalf of the Property Leasecos (the “Hotel Manager”) pursuant to the Hotel Management Agreements and (iii) the entry into, modification or termination of any contractual arrangement that requires an annual payment by the Company of $25,000 or less, or the determination to take any of the foregoing actions, shall not be considered a Major Decision;
(g)    incur or pay any real estate taxes, insurance premiums, or any assessments or charges with respect to the ownership and operation of any Property, except to the extent provided for in the then-approved Operating Budget or delegated to the Hotel Manager pursuant to the Hotel Management Agreement;
(h)    make distributions to the Members other than as set forth in Article VII of this Agreement;
(i)    establish reserves, determine reserve levels or make any distributions from any such reserves, except as set forth in the then-approved Operating Budget or the then-approved Business Plan;
(j)    except as set forth in the then-approved Operating Budget or the then-approved Business Plan, cause or permit the Company to finance all or any portion of any Property (other than the JPM Loan and trade debt incurred in the ordinary course of business consistent with the then-approved Operating Budget), agree to the form, substance, provider or documentation pertaining to any Loan, modify, restructure or terminate any Loan or repay any Loan except in accordance with the express terms of the applicable Loan, or enter into, modify or amend any documents, agreements or instruments relating to any Loan;
(k)    except to the extent expressly set forth in the then-approved Operating Budget or the then-approved Business Plan, select or determine any insurance plans, carriers or coverages to be purchased and maintained by or on behalf of the Company or any Property Company;
(l)    taking into account amounts spent under clause (l) of the definition of Major Decision in the Ink III LLC Agreement, make any expenditures which are at variance with the then-approved Operating Budget or Business Plan (A) (1) with respect to any Operating Expense (as defined in the applicable Hotel Management Agreement) for any Property unless Operating Expenses for such Property would not exceed the estimated Operating Expenses for such Property as set forth in the then-current and approved Operating Budget with respect to such Property by five percent (5%) or more (in the aggregate, but not by line item) and (2) with respect to any other expenditure not described in clause (1), unless the variance in question does not exceed a particular summary line item by the lesser of (x) $50,000 or (y) 10% of that summary line item, and (B) unless the overall Operating Budget for the Company and Ink III is not exceeded in the aggregate by more than 2.5% (excluding, for purposes of the foregoing calculation, the use of any contingency line items set forth in the then-approved Operating Budget)), and provided that in any case the Managing Member may make an Emergency Expenditure pursuant to the procedures set forth in clause (b) of this definition);
(m)    grant or convey any easement, lien, ground lease, mortgage, deed, deed of trust, bill of sale, contract or other instrument purporting to convey or encumber any Property, either wholly or in part;
(n)    take any Bankruptcy action on behalf of the Company or any of its Subsidiaries;
(o)    institute any legal or arbitration proceedings in the name of the Company, settle any legal or arbitration proceedings against the Company or confess any judgment against the Company or any Property, other than (i) the institution of an eviction action, a suit for breach of a tenant lease or other similar proceeding contemplated in or provided for in the then-approved Operating Budget or the then-approved Business Plan or (ii) settlements or compromises for litigation or arbitration providing solely for the payment of money damages where the amount paid (after giving effect to any insurance proceeds) in settlement or compromise does not exceed $50,000;
(p)    execute, deliver or file any agreement, permit, request, application or filing with any governmental agency, any neighboring property owner, any community organization or any similar regulatory body, or send any correspondence to or have any other material communications with, any governmental agency, which directly binds the Company or any of its Affiliates or any Member or any of its Affiliates, or which advocates a position on behalf of the Company or its Affiliates or any Member or its Affiliate (excluding correspondence, communications and other actions with respect to ministerial matters consistent with the then-approved Operating Budget and the then-approved Business Plan);
(q)    approve any investment other than as contemplated by this Agreement or approve any renovation or disposition of any Property, except as expressly authorized by the then-approved Business Plan and other than an Emergency Expenditure or Repair made pursuant to the procedures set forth in clause (b) of this definition;
(r)    enter into any exclusivity, competition or confidentiality agreement that is or purports to be binding upon any Member or any of its Affiliates or interest holders;
(s)    enter into any settlements with any third party or any consent decree, order (judicial or otherwise) with any Governmental Entity, related to the breach of any Environmental Law, or the sampling, monitoring, treatment, remediation, removal or clean up of Hazardous Substances with respect to the Properties;
(t)    knowingly take or approve, or refrain from taking or approving, any action that is reasonably likely to lead to a default under any Loan Documents or to a material dispute with any Lender;
(u)    knowingly take or approve, or refrain from taking or approving, any action that could trigger a recourse provision under any then-outstanding Loan;
(v)    approve any marketing plans or agreements with respect to any Property, except as expressly authorized by the then-approved Business Plan;
(w)    require or permit the Company to make any loan to any Member or any of its Affiliates, or require or permit any loan to be made by any Member to the Company;
(x)    cause the Company or any Property Company to execute or deliver any indemnity or guaranty;
(y)    change the Company’s depreciation and accounting methods and make other decisions with respect to the treatment of various transactions for federal income tax purposes, and change the Company’s elections for federal, state or local income tax purposes, provided, however, that NS Managing Member’s ability, as Tax Matters Member, to cause the Company to make an election under Section 754 of the Code with respect to the Company’s taxable year that will end on the Closing Date in accordance with Treasury Regulations section 1.708-1(b)(3)(ii) as a result of a “technical termination” of the Company as a partnership under Section 708(b)(1)(B) of the Code and Treasury Regulations section 1.708-1, shall not constitute a Major Decision;
(z)    amend this Agreement (or the corresponding organizational documents of any Subsidiary of the Company) in any respect;
(aa)    take or approve any action relating to any tax certiorari proceeding or other tax appeal affecting any Property;
(bb)    recapitalize, reclassify, redeem, repurchase or otherwise acquire any equity or other interests of the Company or any Subsidiary of the Company;
(cc)    merge, consolidate or dissolve the Company or any of its Subsidiaries;
(dd)    remove and replace Island Hospitality Management as Hotel Manager;
(ee)    permit or cause any Transfer that may reasonably be expected to cause the assets of the Company or any Subsidiary of the Company to be deemed “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA);
(ff)    enter into any swap, hedge, collar or other interest rate protection agreement;
(gg)    enter into any lease, whether as lessor or lessee, other than short term storage leases in connection with a capital program or equipment leases in the ordinary course of business;
(hh)    take any action that could reasonably be expected to cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT;
(ii)    enter in any transaction that could reasonably be expected to cause Chatham REIT or NS REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6);
(jj)    cause any rebranding of properties or entry into new franchise agreements or amend, supplement, terminate, extend or renew any franchise agreements (or grant any material consents or exercise material remedies thereunder);
(kk)    approve or implement any Operating Budget or Business Plan, as set forth in Section 3.5;
(ll)    except as otherwise expressly permitted pursuant to this Agreement or the then-current Operating Budget or Business Plan, entering into, amending or modifying agreements if such action would result in the Company, Ink III or their respective Subsidiaries being required to make expenditures not permitted by clause (l);
(mm)    entering into any agreement with an Affiliate of a Member other than pursuant to Section 4.4;
(nn)    causing the Company or any Subsidiary other than a Property Company or Property Leaseco to hold any assets other than (x) the interests in its Subsidiaries as of the Effective Date, (y) any cash reserves intended for distributions to the Members or to pay Company expenses or (z) any other assets that the Managing Member is permitted to acquire and hold pursuant to the then-effective Operating Budget;
(oo)    entering into or terminating, disposing of or materially amending the terms of any joint venture to which the Company or any of its Subsidiaries is a party;
(pp)    changing the principal banking institutions with which the Company or its subsidiaries maintain deposit, borrowing or other relationships;
(qq)    causing the Company or any Property Company to employ any Person (it being acknowledged that neither the Company nor any Property Company shall have any employees);
(rr)    materially changing the line(s) of business of the Company and its Subsidiaries or conducting business in a jurisdiction other than the United States; or
(ss)    the disposition of any casualty insurance proceeds and the application of any condemnation award, including the settlement of any casualty insurance proceeds with an insurance company or the settlement of any condemnation award with any condemning authority on behalf of the Company or any of the Property Companies.
“Managing Member” means Chatham Managing Member, in its capacity as Managing Member of the Company, and any successor thereto appointed in accordance with this Agreement.
“Member” has the meaning set forth in the Preamble.
“Member Representatives” has the meaning set forth in Section 12.12.
“Monthly Expense Amount” has the meaning set forth in Section 3.1(c)(i).
“Necessary Capital” means any capital that is not Non-Discretionary Capital that is needed from time to time by the Company or any Property Company for Company or Property Company purposes.
“Nonrecourse Built-in Gain” shall mean the amount of taxable gain that would be allocated to a Member under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of Company property) if the Company disposed of (in a taxable transaction) all Company property subject to one or more Nonrecourse Liabilities of the Company in full satisfaction of the liabilities and for no other consideration.
“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(c).
“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).
“Non-Contributing Member” has the meaning set forth in Section 2.2(d).
“Non-Discretionary Capital” means (x) payments required to be made by the Company or any Property Company to (a) avoid or minimize the imminent threat of either (i) loss or impairment of life or of personal injury or (ii) damage to any Asset of the Company or a Property Company or (b) make any repairs or capital improvements or take other action immediately required in order to avoid a violation of any laws, orders, rules, regulations and other requirements enacted, imposed or enforced by any governmental authority or (y) any Capital Contributions that are expressly contemplated by the approved Operating Budget or the then-approved Business Plan.
“Non-Proposing Member” has the meaning set forth in Section 3.7(a).
“Non-Proposing Member’s Deposit” has the meaning set forth in Section 3.7(b).
“Notice Recipient” has the meaning set forth in Section 3.8(c)(ii).
“Notice Response” has the meaning set forth in Section 3.8(c)(ii).
“NRFC” means NorthStar Realty Finance Corp., a Maryland corporation, or any entity that succeeds to all or substantially all of the assets and liabilities thereof pursuant to a Permitted Corporate Transaction.
“NRFC Sub-REIT” means NRFC Sub-REIT Corp., a Maryland corporation, or any entity that succeeds to all or substantially all of the assets and liabilities thereof pursuant to a Permitted Corporate Transaction.
“NS” means (a) NRFC, (b) NRFC Sub-REIT, (c) NorthStar Realty Finance Limited Partnership, a Delaware limited partnership, or any entity that succeeds to all or substantially all of the assets and liabilities thereof pursuant to a Permitted Corporate Transaction, or (d) NSAM.
“NSAM” means NorthStar Asset Management Group, Inc., a Delaware corporation, or any entity that succeeds to all or substantially all of the assets and liabilities thereof pursuant to a Permitted Corporate Transaction.
“NS Competitor” means (a) a Person that is then in a pending material litigation filed in court with NS or any Affiliate of NS that has been disclosed by NS or its Affiliate entity in public filings with the Securities and Exchange Commission (other than (1) litigation in connection with the applicable Parent Change in Control with respect to Chatham REIT and (2) litigation involving individuals who are directors or officers of NS unrelated to their capacity as such); or (b) any Person (other than a hotel REIT or Person for whom the Chatham Principal serves as chief executive officer) that (i) is engaged in the business of lending on or owning commercial real estate in the United States and (ii) (A) owns total gross assets in excess of $1,000,000,000 or (B) has total assets (in name or under management) in excess of $1,000,000,000.
“NS Guarantor” has the meaning set forth in Section 1.11(c).
“NS Ink III Managing Member” means Platform Member Holdings-T CAM2, LLC.
“NS Managing Member” has the meaning set forth in the Preamble.
“NS Managing Member Effective Date Deemed Capital Contribution” has the meaning set forth in Section 2.2(a).
“NS Operating Company Managing Members” means, collectively, NS Managing Member and NS Ink III Managing Member.
“NS Parent” means NRFC or, if NSAM Controls the NS Managing Member, NSAM.
“NS REIT” means NRFC Sub-REIT or NRFC.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OFAC Sanctions Programs” means any countries, territories, individuals or entities that are prohibited pursuant to the laws, regulations or Executive Orders administered by OFAC, including the List of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.
“Officer” means any officer of the Company or any Subsidiary thereof appointed in accordance with this Agreement or by the manager of such Subsidiary.
“Operating Budget” means the annual operating budget for the ownership, operation, leasing, marketing and sale of the Properties and Assets, as applicable, and any liabilities or obligations of the Company and Ink III, as in effect from time to time pursuant to Section 3.5 hereof and in the Ink III LLC Agreement (it being acknowledged and agreed that (i) the Operating Budget shall initially be based on the Final Operating Budget (as such term is defined in the Hotel Management Agreements) and shall then incorporate any additional costs and expenses of the Company and Ink III not included in the Final Operating Budget (including, without limitation, costs of any Chatham Company Personnel) and (ii) the Operating Budget shall have a line item reimbursing NS Managing Member and the NS Ink III Managing Member, as applicable, for any third party consultant retained by NS Managing Member and the NS Ink III Managing Member, as applicable, to oversee the activities and operation of the Company, Ink III, the Assets, and the Properties, as applicable, which expenses shall not exceed Three Hundred Thousand Dollars ($300,000) per Fiscal Year in the aggregate under this Agreement and the Ink III LLC Agreement).
“Option Closing” has the meaning set forth in Section 3.8(e)(i).

“Option Closing Date” has the meaning set forth in Section 3.8(e)(i).

“Option Closing Period” has the meaning set forth in Section 3.8(e)(ii).

“Option Interests” has the meaning set forth in Section 3.8(a).
“Option Notice” has the meaning set forth in Section 3.8(b).

“Option Price” has the meaning set forth in Section 3.8(c)(i).
“P&L Statement” has the meaning set forth in Section 4.2(a).
“Parent Change in Control” means, as of any date, with respect to NS Parent or Chatham REIT, as applicable:

(a)    any merger, consolidation or similar business combination of NS Parent or Chatham REIT, as applicable, into or with another Person as a result of which holders of the voting securities of NS Parent or Chatham REIT, as applicable, immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction or its ultimate parent possessing less than a majority of the voting power of such surviving entity or ultimate parent; or
(b)    any other transaction (other than a merger, consolidation or similar business combination, which is addressed by clause (a)), including the sale by NS Parent or Chatham REIT, as applicable, of new equity interests or a transfer of existing equity interests of NS Parent or Chatham REIT, as applicable,, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of equity interests of NS Parent or Chatham REIT, as applicable, representing a majority of NS Parent’s or Chatham REIT’s, as applicable, voting power or (ii) a majority of the assets of NS Parent or Chatham REIT, as applicable.
“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or net decrease in Partnership Minimum Gain for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).
“Percentage Interest” means, with respect to any Member, such Member’s ownership interest in the Company, calculated as the percentage obtained by dividing the Capital Contributions of such Member by the aggregate Capital Contributions of all the Members. As of the Effective Date, the Percentages Interests of the Members are set forth on Schedule A.
“Permitted Corporate Transaction” means any of the following:  (i) a direct or indirect Transfer of the stock or other equity interests in a Covered Entity, (ii) the direct or indirect creation of new stock (including separate classes of stock) or other equity interests in a Covered Entity, (iii) direct or indirect stock splits or reverse stock splits in a Covered Entity, (iv) redemption of stock or equity interests by a Covered Entity, (iv) the conversion of a Covered Entity that is a REIT from a public to a private company or vice versa, (v) the conversion of a Covered Entity that is a public company to a private company or vice versa, (vi) any reorganization, merger, consolidation, recapitalization, restructuring or similar transaction with respect to a Covered Entity, (vii) the spin-off or formation of a company or entity that has as its direct or indirect majority owners any Covered Entity or shareholders of a Covered Entity, or Affiliates of any of the foregoing; and (viii) any other transaction that modifies, changes, or affects the ownership or control of a Covered Entity or all or substantially all of the assets of a Covered Entity.
“Permitted Transfer” means the sale, transfer or encumbrance of the stock, partnership interest or limited liability company interest in a Member or any corporation, partnership, trust, limited liability company or other entity that directly or indirectly holds an interest in a Member, provided that such sale, transfer or encumbrance does not constitute a Change in Control (it being acknowledged and agreed (x) that a Member may from time to time consist of one or more members, partners, managers and other persons that may contribute funds or loan funds to a Member to be used in connection with the obligations of a Member under this Agreement, provided that if such contribution or loan does not constitute a Permitted Corporate Transaction then the foregoing shall only be permitted if it does not result in a Change in Control, (y) any such sale, transfer or encumbrance that does constitute an Change in Control shall require the consent of the other Member and (z) notwithstanding anything to the contrary in the foregoing clauses (x) or (y) or elsewhere in this Agreement, a Permitted Corporate Transaction shall be deemed a Permitted Transfer).
“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, Series, unincorporated organization or other legal entity or organization.
“Portfolio Sale Blackout Period” means any period commencing on the date when NS Managing Member delivers to Chatham Managing Member notice (a “Portfolio Sale Notice”) of its good faith intention to sell all or substantially all of the Properties and ending six (6) months following such date, unless NS Managing Member enters into a purchase agreement for such sale during such six-month period, in which case such period shall end nine (9) months following the date such Portfolio Sale Notice is delivered; provided, that if NS Managing Member delivers a Buy/Sell Notice to Chatham Managing Member during any Portfolio Sale Blackout Period, then such Portfolio Sale Blackout Period shall end on the date of such delivery; provided, further, that NS Managing Member shall not be permitted to deliver a subsequent Portfolio Sale Notice until six (6) months after the end of a Portfolio Sale Blackout Period.
“Post-Termination Major Decision” means any determination to cause the Company or any Subsidiary of the Company to take any action described in clauses (h), (r), (z), (bb), (hh) or (ii) of the definition of “Major Decisions”.
“President and CEO” has the meaning set forth in Section 3.4(d)(i).
“Priming Capital Contribution” has the meaning set forth in Section 2.2(d).
“Priming Capital Contribution Return” means with respect to each Priming Capital Contribution and as of the date of calculation, an amount equal to (x) the accrued and unpaid per annum interest at twenty percent (20%) on Priming Capital Contributions made by a Contributing Member in connection with Capital Calls for Necessary Capital and (y) the accrued and unpaid per annum interest at fifteen percent (15%) on Priming Capital Contributions made by a Contributing Member in connection with Capital Calls for Additional Capital Contributions other than for Necessary Capital, which accrued and unpaid interest, in either instance, shall (i) commence accruing as of the date of funding of the applicable Priming Capital Contribution, (ii) compound monthly, to the extent not paid from distributions of Available Cash from Operations under Section 7.1(a)(i) or Available Cash from Capital Event under Section 7.1(b)(i) (as applicable), and (iii) be calculated on the basis of a 360-day year composed of twelve (12) months of thirty (30) days each, except that the interest payable in respect of any period less than a full calendar month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on a 360-day year.
“Prior Agreement” has the meaning set forth in the Recitals.
“Profits” or “Losses” means for each Fiscal Period, an amount equal to the taxable income or loss for such Fiscal Period. Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)    any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Asset is adjusted pursuant to paragraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation; and
(f)    to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.
“Promote” means any right of the Chatham Managing Member to receive distributions of Available Cash under Section 7.1(b)(iii)(A), Section 7.1(b)(iv)(A) and Section 7.1(b)(v)(A).
“Promote Forfeiture Event” means any event under clauses (b)(i) (provided that the applicable breach is a Willful Breach), (b)(ii), (e), (g) (but solely if the event constituting a Termination Event (as defined in the Ink III LLC Agreement) under the Ink III LLC Agreement was in respect of clauses (b)(i) (provided that the applicable breach is a Willful Breach), (b)(ii), (e), (i) or (j) of the definition of “Termination Event” under the Ink III LLC Agreement), (i) and (j) of the definition of “Termination Event”.
“Promote Payment Loan” has the meaning set forth in Section 7.4(b).

“Properties” means the hotel properties listed on Schedule B hereto, and any other property (real, personal or mixed) or real estate acquired by the Company in accordance with this Agreement.
“Property Company” means a direct or indirect subsidiary of the Company through which the Company indirectly holds an ownership, leasehold or other interest in one or more Properties. The Property Companies existing as of the Effective Date are set forth on Schedule B hereto.
“Property Leasecos” means each of Grand Prix Fixed Lessee, LLC and INK Lessee, LLC, each a Delaware limited liability company, that will be indirectly or directly owned by Ink III.
“Proposing Member” has the meaning set forth in Section 3.7(a).
“Proposing Member’s Deposit” has the meaning set forth in Section 3.7(a).
“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of May 8, 2014, by and among certain affiliates of Cerberus Real Estate Capital Management, LLC, as sellers, and the NewINK, LLC, as buyer, and the other parties thereto.
“Purchasing Member” means either (a) the Proposing Member or any person, partnership, corporation, limited liability company or other entity designated by the Proposing Member, if the Non-Proposing Member elects (or is deemed to have elected) to sell pursuant to Section 3.7, it being acknowledged that there shall be no restrictions on the right of the Proposing Member (concurrently with the Buy/Sell Closing but not prior thereto) to assign or transfer its right to purchase the Non-Proposing Member’s membership interest in the Company (including, without limitation, a right to assign such rights to more than one entity), provided that no such transfer shall release the Proposing Member from its obligation to consummate the Buy/Sell Closing, shall delay the Buy/Sell Closing Date, shall decrease the amounts ultimately payable to the Non-Proposing Member or shall, in the Non-Proposing Member’s reasonable judgment, expose the Non-Proposing Member to any increased risk or liability (including, without limitation, income tax liability) in excess of that which it would have had in the event there were no such transfer or (b) the Non-Proposing Member or any person, partnership, corporation, limited liability company or other entity designated by the Non-Proposing Member, if the Non-Proposing Member elects to purchase pursuant to Section 3.7, it being acknowledged that there shall be no restrictions on the right of the Non-Proposing Member (concurrently with the Buy/Sell Closing but not prior thereto) to assign or transfer its right to purchase the Proposing Member’s membership interest in the Company (including, without limitation, a right to assign such rights to more than one entity), provided that no such transfer shall release the Non-Proposing Member from its obligation to consummate the Buy/Sell Closing or shall delay the Buy/Sell Closing Date.
“Put Notice” has the meaning set forth in Section 3.8(a).
“Put Option” has the meaning set forth in Section 3.8(c)(i).
“Put Option Commencement Date” has the meaning set forth in Section 3.8(a).
“QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act.
“Qualified IPO” shall mean an initial public underwritten (firm commitment) offering of equity securities of the Company or an IPO Entity; provided that (a) equity interests with associated Percentage Interests of not less than 10% in the aggregate are sold in the Qualified IPO, (b) the equity interests sold in the Qualified IPO are approved for listing on the New York Stock Exchange, Nasdaq or another US national securities exchange and (c) in the case of a Qualified IPO Demand made on or prior to the first anniversary of the date of this Agreement, the equity capitalization of the Company or IPO Entity, as applicable, based on the price of the equity interests to be sold in the Qualified IPO, is reasonably acceptable to Chatham Managing Member.
“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.
“REIT” means an entity that qualifies as a “real estate investment trust” under Code Sections 856 through 860.
“Representative” has the meaning set forth in Section 10.2.
“Removal Notice” has the meaning set forth in Section 3.2(h).
“Response Notice” has the meaning set forth in Section 3.2(i).
“Selling Member” means the Member that elects (or is deemed to have elected) to sell pursuant to Section 3.7.

“Senior Foreign Political Figure” means (a) a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major United States political party or a current or former senior executive of a non-U.S. commercial enterprise, (b) a corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure; (c) an immediate family member of a Senior Foreign Political Figure; and (d) a close associate of a Senior Foreign Political Figure. For purposes of this definition, a “senior official or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources.
“Spin-Off Blackout Period” means any period commencing on the date when NS Managing Member delivers to Chatham Managing Member (a) notice of its good faith intention to effectuate a Permitted Corporate Transaction that is a spin-off described in clause (vii) of the definition thereof or (b) a Call Notice in respect of a spin-off pursuant to Section 3.8 (a notice described in clause (a) or a Call Notice, a “Spin-Off Notice”) and ending on the earliest of (i) twelve (12) months following such date, (ii) the consummation of such spin-off, (iii) the date when NS Managing Member notifies Chatham Managing Member that is not pursuing such spin-off, and (iv) the date NS Managing Member delivers a Buy/Sell Notice; provided, however, that NS Managing Member shall not be permitted to deliver a subsequent Spin-Off Notice until six (6) months after the end of a Spin-Off Blackout Period.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity; or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.
“Tax Matters Member” has the meaning set forth in Section 8.1.
“Termination Event” means (a) the occurrence of a Failed Contribution with respect to any Capital Contribution (other than an Effective Date Deemed Capital Contribution) for which a Capital Call has been made by Chatham Managing Member, (b)(i) any material breach of Chatham Managing Member’s obligations hereunder (other than a Failed Contribution) or (ii) any gross negligence, willful misconduct, misappropriation of funds or fraud, in each case committed by the Chatham Principal (so long as he is an Affiliate of Chatham Managing Member, it being understood that he is such an Affiliate as of the date hereof), Chatham Managing Member or any Affiliate of Chatham Managing Member in connection with the performance of Chatham Managing Member’s obligations hereunder, in each case other than such material breach, gross negligence, willful misconduct, misappropriation of funds or fraud that, if capable of being Cured, is Cured within thirty (30) days after Chatham Managing Member receives written notice thereof; provided, however, (i) if such misappropriation of funds or fraud is committed knowingly by the Chatham Principal then the Chatham Managing Member shall not have an opportunity to Cure such misappropriation of funds or fraud and such misappropriation of funds or fraud shall immediately constitute a Termination Event and (ii) it shall not be a breach of Chatham Managing Member’s obligations hereunder if (x) Chatham Managing Member takes an action that would be a Major Decision as defined in clause (t) or (u) of the definition thereof that is approved by a Member other than the Managing Member to the extent such other Member is authorized to give such direction or (y) Chatham Managing Member refuses to take an action that would be a Major Decision as defined in clause (t) or (u) of the definition thereof as a result of an affirmative veto or lack of approval by a Member other than the Managing Member to the extent such other Member is authorized to give such veto or approval, (c) the reduction of Chatham Managing Member’s Percentage Interest to a percentage of less than 5% hereof, (d) the failure of the Chatham Principal to remain as active in the management and business of Chatham REIT as he is as of the date of this Agreement, (e) any direct or indirect Transfer of an interest in Chatham Managing Member that is not a Transfer permitted under Article V hereof, unless such Transfer, if capable of being Cured, is Cured within thirty (30) days after the occurrence thereof, (f) the failure of Chatham Managing Member to timely satisfy its binding obligation to sell as a selling Member or to purchase as a purchasing Member, as applicable, under and as set forth in Section 3.7 and Section 3.8 below, (g) the termination of the Chatham Ink III Member as managing member of Ink III as a result of a Termination Event (for purposes of this clause (g), as defined in the Ink III LLC Agreement), (h) Chatham Managing Member is subject to any Bankruptcy Action, (i) Chatham Managing Member or any Affiliate of Chatham Managing Member takes any improper action which results in a material default under a Loan, any franchise agreement affecting any of the Properties or any ground lease affecting any of the Properties, unless such default, if capable of being Cured, is Cured within thirty (30) days after the occurrence thereof, (j) Chatham Managing Member or any Affiliate of Chatham Managing Member breaches its obligations set forth in Section 12.17 of this Agreement or (k) there is a Change in Control with respect to Chatham Managing Member, or a Parent Change in Control with respect to Chatham REIT, that in either instance results in Chatham Managing Member being Controlled by a NS Competitor (unless, in the case of this clause (k), the Chatham Principal remains chief executive officer of Chatham REIT (or its successor pursuant to such Change of Control or Parent Change of Control) upon consummation of such Change of Control or Parent Change of Control).
“Third Party Claim” has the meaning set forth in Section 11.6.
“Transaction Costs” means the transaction costs and expenses incurred by the Members or their Affiliates in connection with the consummation of the transactions contemplated by the Purchase and Sale Agreement, including, without limitation (i) the purchase of the Cerberus Interests (but excluding the purchase price therefor), (ii) any transfer taxes and other closing costs in connection therewith that are borne by the “Purchaser” under the Purchase and Sale Agreement, (iii) the fees, costs and disbursements of counsel to the Members and the Company, including the fees and costs of Duval & Stachenfeld LLP as counsel to NS Managing Member, the fees and costs of Hunton & Williams LLP as tax counsel to NS Managing Member, the fees and costs of Wachtell, Lipton, Rosen & Katz, as counsel to Chatham Managing Member and the fees and costs of Hunton & Williams LLP as tax counsel to Chatham Managing Member, (iv) the establishment of any Working Capital Reserve upon the Effective Date in an amount reasonably determined by NS Managing Member, (v) the fees, costs and disbursements paid to Current Lender in connection with the repayment of the indebtedness owing thereto on the Effective Date that are borne by the “Purchaser” under the Purchase and Sale Agreement and (vi) other fees, costs and expenses (including due diligence costs, the costs of any environmental consultants and other expenses incurred by the Members or their Affiliates prior to the Effective Date) which are approved by both of the Members.
“Transfer” means any direct or indirect sale, assignment, pledge, hypothecation or other transfer or encumbrance of an interest in any Member or any Member’s Interest in the Company, whether by operation of law or otherwise (including, without limitation, the withdrawal of any Person having any direct or indirect interest in any Member); provided that the sale or transfer of capital stock or other equity interests in Chatham REIT or any entity that succeeds to all or substantially all of the assets and liabilities thereof (whether by merger, consolidation or otherwise) shall not be considered a Transfer of any interests in Chatham REIT (or such successor) or its Affiliates, including Chatham Managing Member, provided further, without limiting the ability of NS to effectuate a Permitted Corporate Transaction, that the sale or transfer of capital stock or other equity interests in a publicly traded entity comprising part of NS shall not be considered a Transfer of any interests in NS or its Affiliates, including NS Managing Member.
“Treasury Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.
“TRS” means an entity that qualifies as a “taxable REIT subsidiary” under Code Section 856(l).
“Value Acceptance Notice” has the meaning set forth in Section 3.8(c)(iii).
“Value Dispute Notice” has the meaning set forth in Section 3.8(c)(iii).
“Value Negotiation Period” has the meaning set forth in Section 3.8(c)(v).
“Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.
“Voting Representative” has the meaning set forth in Section 10.2.
“Willful Breach” means an intentional and willful material breach of this Agreement or the Ink III LLC Agreement, as applicable, that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement or the Ink III LLC Agreement, applicable.
“Wind-Down Expenses” has the meaning set forth in Section 3.2(h).
“Working Capital Operating Reserve” means a reserve for the working capital and other needs of the Company and/or any Property Company. The parties acknowledge that any Working Capital Sale Reserve that is established pursuant to the sale of the Assets shall be separate and apart from the Working Capital Operating Reserve and, without limitation of the foregoing, the funds determined to be placed in any such Working Capital Sale Reserve shall not, unless otherwise reasonably determined by NS Managing Member, reduce the funds that shall remain in the Working Capital Operating Reserve.
“Working Capital Reserve” means, as the context requires, the Working Capital Operating Reserve or the Working Capital Sale Reserve, as applicable. The parties acknowledge that the funds contributed by the Members on the Effective Date shall remain with the Company as the initial Working Capital Reserve to be disposed of in accordance with the then-approved Operating Budget or the then-approved Business Plan.
“Working Capital Sale Reserve” means, with respect to the sale of an Asset, a reserve for the working capital and other needs of the Company and/or the applicable Property Company that pertains to the Asset that has been sold, in each case as is reasonably determined by NS Managing Member.
Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.
Section 1.7    Certificates. Each Officer of the Company is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business.
Section 1.8    Term. The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions hereof or pursuant to the Act.
Section 1.9    [Reserved]
Section 1.10    Property Companies. The Managing Member shall perform, with no additional compensation, substantially identical services for each Property Company as the Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. The Managing Member agrees to perform such duties, and, in such circumstances and with regard to such duties, the Managing Member shall be subject to the same standards of conduct and shall have the same rights and obligations with regard to such duties performed or to be performed on behalf of any such Property Company as are set forth in this Agreement with regard to substantially identical services to be performed for or on behalf of the Company. Without limiting the generality of the foregoing, the Members agree to make such non-economic changes as any Lender(s) may require with respect to this Agreement and/or to the organizational documents of the Property Companies, including, without limitation, the addition of a non-member manager and/or independent director to the structure of any Property Company to the extent not already in place. The Property Companies and the Properties are listed on Schedule B hereto and such Properties and Property Companies shall be subject to this Section 1.10.
Section 1.11    Liability of Members.
(a)    No Member shall have any duty to any other Member or to the Company beyond those specifically set forth in this Agreement, any Contribution Agreement and the Chatham Guaranty.
(b)    Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company or of any other Member solely by reason of being a member of the Company. Except as otherwise expressly provided in the Act or this Agreement, the liability of each Member to the Company shall be limited to the amount of Capital Contributions required to be made by such Member, from time to time, in accordance with the provisions of this Agreement.
(c)    Except as otherwise provided in this Agreement or under applicable laws or Regulations, the Members shall not be required to lend any funds to the Company or, after their respective Capital Contributions shall have been made, to make any further contributions to the Company or to repay to the Company, any Member or any creditor of the Company all or any portion of any negative amount in their respective Capital Accounts. Subject to the terms of this Agreement, the Managing Member may, on behalf of the Company or any of its Subsidiaries, at any time and from time to time, apply for and secure one or more Loans, in such amounts, at such rates and on such other terms as are set forth in the then-applicable Operating Budget and then-applicable Business Plan or as may be agreed by the Members then permitted to approve Major Decisions. The Company shall use commercially reasonable efforts to either obtain (or to cause its Subsidiaries to obtain) such Loan(s) on a fully nonrecourse basis or to have such Loan(s) provide that any liability for customary non-recourse “carveouts” and for environmental liabilities will be limited to the Company and its assets (and/or one or more Subsidiaries thereof and its or their assets); provided, however, that if such efforts are unsuccessful, then the Chatham REIT or a Subsidiary of the Chatham REIT acceptable to Lender (such entity, the “Chatham Guarantor”), together with NS Managing Member or an Affiliate thereof acceptable to Lender (“NS Guarantor” and, together with Chatham Guarantor, the “Carveout Guarantors”), shall execute and deliver one or more Carveout Guarantees in forms reasonably acceptable to Lender and such Carveout Guarantors, providing for recourse to such Carveout Guarantors in favor of the applicable Lender; provided, further, however, if the Lender requires one or more Carveout Guarantees, but does not require an NS Guarantor to execute and deliver any such Carveout Guarantee, then the Chatham Guarantor shall execute the Carveout Guarantees solely.
Notwithstanding anything to the contrary herein, neither Member shall have an obligation to enter into (or to cause any Affiliate thereof to enter into) any Carveout Guaranty unless and until the other Member (and, in the event that no NS Guarantor is executing such Carveout Guaranty, NRFC Sub-REIT) executes and delivers to such Person a contribution agreement in substantially the same form as the contribution agreement executed by the parties in connection with the JPM Loan, which form is attached hereto as Schedule D (each such agreement, a “Contribution Agreement”). A breach by a party of a Contribution Agreement shall be deemed to be a breach by such party (or, if such party is not a Member, by any Affiliate thereof that is a Member) of this Agreement.
ARTICLE I.

PERCENTAGE INTERESTS, CAPITAL
CONTRIBUTIONS AND CAPITAL ACCOUNTS
Section 1.12    Percentage Interests. Each Member will receive a Percentage Interest in the Company for such Member’s Capital Contributions.
Section 1.13    Capital Contributions.
(a)    Effective Date Deemed Capital Contributions. On the Effective Date:
(i)    NS Managing Member shall be deemed to make a capital contribution to the Company (the “NS Managing Member Effective Date Deemed Capital Contribution”) in an amount equal to $192,992,588.40;
(ii)    Chatham Managing Member shall be deemed to make a capital contribution to the Company (the “Chatham Member Effective Date Deemed Capital Contribution”) in an amount equal to $22,107,563.40; and
(iii)    the Company shall reimburse the Members for the Transaction Costs incurred by them and their respective Affiliates.
(b)    Additional Capital Contributions. (i) Subject to the terms and conditions of this Agreement, NS Managing Member (without obtaining prior approval from Chatham Managing Member) shall have the right to deliver a Capital Call for any Additional Capital Contribution that constitutes either (1) Non-Discretionary Capital or (2) Necessary Capital, provided in each case that such capital call is made in good faith (e.g., not for the purpose of seeking to dilute or subordinate the Chatham Managing Member's interests pursuant to Section 2.2(d)), (ii) Chatham Managing Member (without obtaining prior approval from NS Managing Member) shall have the right to deliver a Capital Call Notice for any Additional Capital Contribution that constitutes Non-Discretionary Capital, and (iii) both NS Managing Member and Chatham Managing Member shall have the right (after obtaining the prior approval of the other) to deliver a Capital Call Notice for any Additional Capital Contribution other than those set forth in clauses (i) and (ii). No capital contributions shall be permitted other than Additional Capital Contributions pursuant to the preceding sentence or Effective Date Deemed Capital Contributions, except with the consent of both NS Managing Member and Chatham Managing Member.
(c)    Payment of Capital Contributions. Capital Contributions by the Members shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company.
(i)    Each Member shall be required to fund its pro rata share (in accordance with Percentage Interests) of any Additional Capital Contribution, except as provided in clause (ii).
(ii)    If, as of the date any Capital Call is made, Chatham Managing Member has received distributions in respect of the Promote, (A) Chatham Managing Member shall be required to fund a percentage of the applicable Additional Capital Contribution equal to the highest percentage of a distribution of Available Cash From Capital Event that Chatham Managing Member would have been entitled to receive pursuant to Section 7.1(b) if the Promote were recalculated as of such date (a “Hypothetical Promote Calculation”), provided that the Hypothetical Promote Calculation and applicable percentage shall be further recalculated with each dollar of funds so contributed by Chatham Managing Member (e.g., by way of illustration only, if the Hypothetical Promote Calculation would have resulted in Chatham Managing Member receiving $250,000 pursuant to Section 7.1(b)(ii) at a level equal to its Percentage Interest, another $1,000,000 pursuant to Section 7.1(b)(iii) at a level equal to the Section 7.1(b)(iii) Aggregate Percentage and another $500,000 pursuant to Section 7.1(b)(iv) at level equal to the Section 7.1(b)(iv) Aggregate Percentage, Chatham Managing Member shall be required to fund the Section 7.1(b)(iv) Aggregate Percentage of the applicable Additional Capital Contribution until it has contributed $500,000, then the Section 7.1(b)(iii) Aggregate Percentage of any remaining portion of the applicable Capital Contribution until it has contributed $1,000,000, and then its pro rata share (in accordance with its Percentage Interest) of any remaining portion of the applicable Capital Contribution and (B) NS Managing Member shall be required to fund the portion of the Additional Capital Contribution not required to be funded by Chatham Managing Member pursuant to clause (A).
(iii)    Notwithstanding the foregoing, NS Managing Member shall determine the Hypothetical Promote Calculation and deliver same to Chatham Managing Member in writing, setting out in reasonable detail the basis for such calculation. Within ten (10) days of receipt of such notice, Chatham Managing Member shall either (x) agree to NS Managing Member’s determination of the Hypothetical Promote Calculation or (y) object to NS Managing Member’s determination of the Hypothetical Promote Calculation (and failure to respond shall be deemed an election under clause (x)). In the event Chatham Managing Member elects pursuant to clause (y), (A) Chatham Managing Member shall describe the basis of such disagreement and such dispute shall be resolved by Expedited Arbitration pursuant to and in accordance with the Expedited Arbitration Procedures set forth in Schedule K attached hereto and (B) the amount of Chatham Managing Member’s Additional Capital Contribution shall be the amount calculated based on NS Managing Member’s Hypothetical Promote Calculation. If Chatham Managing Member is successful in any such Expedited Arbitration, then any amount so funded by Chatham Managing Member in excess of the amount of Chatham Managing Member’s Additional Capital Contribution based on the Hypothetical Promote Calculation determined by the Expedited Arbitration Procedures shall be promptly paid by the NS Managing Member to Chatham Managing Member.
(iv)    Except as otherwise provided herein, no Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member. No Member shall be required to lend any funds to the Company.
(d)    Failure to Fund Capital Contributions. If a Member shall fail to timely make any Capital Contribution required pursuant to Section 2.2(c) (such Member being hereinafter referred to as a “Non-Contributing Member”), the Managing Member shall promptly give the other Members notice of the amount not funded by the Non-Contributing Member (such amount being hereinafter referred to as the “Failed Contribution”), and if one or more of such other Members shall have funded its ratable share of the Capital Contribution in question (each a “Contributing Member” and collectively, the “Contributing Members”), each Contributing Member shall have the right within fifteen (15) days after receipt of such notice to fund its pro rata portion of such Failed Contribution (such amount of all or any part of a Failed Contribution funded by such Contributing Member, the “Funded Amount”), and elect, at its sole election, to make such Additional Capital Contribution (i) as an Additional Capital Contribution by the Contributing Members (in which event the provisions of Section 2.2(d)(i) shall apply) or as (ii) a priming capital contribution to the Company in the amount of the Additional Capital Contribution required to be made by the Non-Contributing Member (the “Priming Capital Contribution”) (in which event the provisions of Section 2.2(d)(ii) shall apply).
(i)    Adjustment of Capital Contribution and Percentage Interest of Non-Contributing Member. If the Contributing Member elects to make an Additional Capital Contribution in lieu of a Non-Contributing Member, such Additional Capital Contribution shall be in the form of a Capital Contribution from the Contributing Member to the Company in lieu of the Non-Contributing Member. If the Contributing Member so determines, then on the date of such contribution by such Contributing Member (i) the Capital Contributions of the Contributing Member making such Additional Capital Contribution in lieu of the Non-Contributing Member (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article X) shall be deemed to be increased by an amount equal to one hundred percent (100%) of the Additional Capital Contribution made by such Contributing Member in lieu of the Non-Contributing Member, and (ii) the Percentage Interest of the Members shall be adjusted to take into consideration the increase in such Contributing Member’s Capital Contributions (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article X). In the event that one or more Contributing Members elect to treat their respective Funded Amounts as Additional Capital Contributions and the Non-Contributing Member subsequently contributes all or any portion of the Failed Contribution amount to the Company pursuant to the 10-day cure period in Section 3.6(a), (x) such contributed amount shall be distributed to the Contributing Member(s) pro rata in accordance with their respective Funded Amounts, and (y)(I) the Contributing Members’ Percentage Interests shall be decreased by such distribution in respect of its Funded Amount and (II) the Non-Contributing Member’s Percentage Interest shall be correspondingly increased.
(ii)    Priming Capital Contribution. If the Contributing Member elects to make an Additional Capital Contribution as a Priming Capital Contribution, such Priming Capital Contribution shall earn the Priming Capital Contribution Return and shall be repaid from distributions of Available Cash pursuant to Section 7.1(a)(i) and Section 7.1(b)(i). If there is more than one Priming Capital Contribution during the term hereof which relate to separate Capital Calls, the oldest Priming Capital Contribution and interest thereon shall be repaid in full first, with any subsequent Priming Capital Contribution and interest thereon being repaid in the order same were advanced. Any amounts distributed to a Member in respect of a Priming Capital Contribution shall be allocated first, to the Priming Capital Contribution Return and second, to return of such Priming Capital Contribution. The Members acknowledge and agree that Priming Capital Contributions shall not adjust the Percentage Interests of the Members.
(e)    Emergency Capital Contributions. Notwithstanding the foregoing provisions of this Section 2.2, if (i) NS Managing Member or Chatham Managing Member is entitled to deliver a Capital Call and the Chatham Managing Member or NS Managing Member, as applicable, believes, in its reasonable discretion, that the Additional Capital Contribution is required by the Company by a date that is sooner than the applicable date set forth in the Capital Call, and (ii) a Member is unable or unwilling to deliver its pro rata portion of such Additional Capital Contribution by such earlier date, then the other Members may, but shall have no obligation to, contribute 100% of such Additional Capital Contribution on such earlier date. In such event, (x) if the non-advancing Member subsequently funds its share (the “Required Contribution”) of the applicable Additional Capital Contribution on or before the required date set forth in the Capital Call, then the Required Contribution shall be distributed to the advancing Member (but shall not be deemed a distribution of Available Cash) and, for the avoidance of doubt, shall not be treated as a Failed Contribution or (y) if the non-advancing Member does not subsequently fund the Required Contribution on or before the required date set forth in the Capital Call, then the advancing Member shall have the rights of a Contributing Member set forth in Section 2.2(d) above with respect to such Required Contribution.
Section 1.14    Capital Accounts.
(a)    Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with this Section 2.3. Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, including, for this purpose, Priming Capital Contributions, (ii) the initial Gross Asset Value of property contributed by the Member to the Company, as determined by the Contributing Member and the Managing Member (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), (iii) allocations to the Member of Profits pursuant to Article VI, and (iv) the amount of any Company liability assumed by such Member. A Member’s Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property so distributed to the Member as determined by the distributee Member and the Managing Member (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI. The Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g) when the Gross Asset Value of all Assets are adjusted pursuant to the definition of Gross Asset Value.
(b)    Negative Capital Account. No Member shall be required to make up a deficit balance in such Member’s Capital Account or to pay to any Member the amount of any such deficit in any such account.
(c)    Credit of Capital Contribution. For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such Capital Contribution is actually made. For the avoidance of doubt, it is agreed that any Effective Date Deemed Capital Contribution will not constitute a Capital Contribution for purposes of maintaining Capital Accounts.
(d)    Transfer. In the event of a Transfer of all or a portion of a Member’s interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferring Member to the extent it relates to the transferred interest.
Section 1.15    Admission of New Members. Unless otherwise permitted under Article V, new Members may only be admitted to membership in the Company with the approval of NS Managing Member and Chatham Managing Member. A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement or other related agreements as NS Managing Member and Chatham Managing Member may require. Upon admission, the new Member shall have all rights and duties of a Member of the Company; provided, however, that such new Member shall only be entitled to such voting rights as are expressly provided pursuant to this Agreement.
Section 1.16    Interest. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed amounts held by the Company.
Section 1.17    Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except to the extent that distributions pursuant to Article VII represent returns of capital. A Member who withdraws or purports to withdraw as a Member of the Company without the consent of all of the Members or as otherwise allowed by this Agreement shall be liable to the Company for any damages suffered by the Company on account of the breach and shall not be entitled to receive any payment in respect of its Percentage Interest in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.
ARTICLE II.

MANAGEMENT OF THE COMPANY
Section 2.1    Company Governance. Each Member and the Company hereby agree that the Business and the Company shall be governed by the provisions of this Article III and that, accordingly, the Company shall cause its Subsidiaries to act in accordance with the determinations of the Company made pursuant to this Article III.
(a)    The Company shall generally be managed by NS Managing Member and the Managing Member (which, as of the date hereof, is Chatham Managing Member), who shall have the overall responsibility for the management, operation and administration of the Company. Each of NS Managing Member and the Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company and the actions of the Company by and through such party taken in accordance with such rights and powers shall bind the Company. Except as authorized by the Managing Member or as set forth in this Agreement, no Member shall participate in the management and control of the Business or the Company nor shall any Member have the right or authority to act on behalf of the Company in connection with any matter.
(b)    Limitation on Liability of Managing Member. The Managing Member shall not, solely by reason of being Managing Member, be personally liable for the expenses, liabilities or obligations of the Company whether arising in contract, tort or otherwise.
(c)    Compensation and Reimbursement. (i) Provided that such amounts are contemplated by the Operating Budget, not less than five days before the first Business Day of each month, Chatham Managing Member and Chatham Ink III Managing Member shall provide the Members with a notice setting forth (x) Chatham Managing Member’s good faith estimate of the out-of-pocket expenses that it will incur for such month in connection with its duties in its capacity as Managing Member of the Company and Chatham Ink III Managing Member’s good faith estimate of the out-of-pocket expenses that it will incur for such month in connection with its duties in its capacity as managing member of Ink III, including, without limitation, Chatham Managing Member’s and Chatham Ink III Managing Member’s reasonable costs and expenses of any Chatham Company Personnel, less (y) any amounts paid to Chatham Managing Member and Chatham Ink III Managing Member previously in respect of a Monthly Expense Amount in excess of expenses actually incurred by Chatham Managing Member and Chatham Ink III Managing Member for such month, plus (z) any expenses actually incurred by Chatham Managing Member and Chatham Ink III Managing Member previously with respect to a given month exceeding the Monthly Expense Amount for such month (together, the “Monthly Expense Amount”). So long as neither Chatham Managing Member nor any of its Affiliates is in material default of its obligations under this Agreement or the Ink III LLC Agreement, or, if such party is in material default, such material default has been cured within thirty (30) days after written notice of such material default is delivered to Chatham Managing Member and Chatham Ink III Managing Member, as applicable, by any other Member, and provided that Chatham Managing Member has not been removed as the Managing Member pursuant to Section 3.2(h) and Chatham Ink III Managing Member has not been removed as the Managing Member of Ink III pursuant to Section 3.2(h) of the Ink III LLC Agreement, the Company shall pay to Chatham Managing Member in its capacity as Managing Member (or, at the written direction of Chatham Managing Member, to a designated Affiliate of Chatham REIT), on the first Business Day of each month or as promptly as practicable thereafter, an amount equal to the Company’s portion, determined based on a reasonable methodology agreed to between Chatham Managing Member and NS Managing Member, of the Monthly Expense Amount submitted for such month (the “Expense Reimbursement”), it being understood that such methodology may allocate different categories of expenses differently.
(ii)    Except as expressly set forth in clause (i) above or in any separate agreement between the Managing Member and the Company, the Managing Member shall not receive compensation or reimbursement of its expenses for its services performed on behalf of the Company or other benefits it provides to the Company.
(iii)    At any time in connection with its review of Chatham Managing Member’s proposed Monthly Expense Amount for any month, NS Managing Member may in its reasonable discretion require that Chatham Managing Member eliminate the position(s) associated with particular Chatham Company Personnel and no longer include the costs associated with such position(s) as part of Chatham’s Monthly Expense Amount, beginning with the Monthly Expense Amount that is three months after Chatham Managing Member is notified of such requirement from NS Managing Member; provided, that the Managing Member shall be permitted to include in the applicable Monthly Expense Amount for the month in which such expenses are to be paid all severance and related costs incurred in connection with the termination of such Chatham Company Personnel at NS Managing Member’s request, to the extent the grant to such terminated Chatham Company Personnel of such severance obligation was approved by NS Managing Member or NS Ink III Managing Member, as applicable, at the time of grant.
(iv)    Chatham Managing Member and NS Managing Member acknowledge and agree that the Operating Budget shall include reimbursement for any costs in connection with any third party retained by NS Managing Member to oversee the activities of Chatham Managing Member and the operation of the Company and the Property Companies, which costs shall not exceed Three Hundred Thousand Dollars ($300,000) per annum.
Section 2.2    Authority, Duties and Obligations of the Managing Member.
(a)    The Member designated as the Managing Member (i) shall act in good faith and in the best interests of the Company and conduct and manage the day-to-day affairs of the Company in accordance with (A) the standard of care required of prudent and experienced joint venture managers and of third party asset and property managers performing similar functions for similar properties, (B) customary industry standards, and (C) the then-approved Operating Budget and the then-approved Business Plan, in each case subject to the limitations on the Managing Member’s authority and the rights granted solely to other Members set forth in this Agreement; (ii) shall perform the duties assigned to it hereunder; and (iii) shall use its best efforts to carry out all decisions permitted to be made unilaterally by NS Managing Member pursuant to this Agreement. In addition to the foregoing, the authority of the Managing Member shall be limited where (x) any Member’s consent or approval is expressly required under this Agreement, (y) the consent or approval of any of the Members is expressly required by a non-waivable provision of applicable law, or (z) the Managing Member’s authority is otherwise limited or rights are otherwise granted solely to other Members by the terms of this Agreement. Notwithstanding anything to the contrary contained herein, neither the Managing Member nor any other Member shall have any fiduciary duties, fiduciary obligations or other duties to the Company, any other Member or any other Person, except as expressly set forth in this Agreement.
(b)    In furtherance of the foregoing, and subject in each case to the terms of this Agreement, including the restrictions on the Managing Member set forth in Section 3.6(b), the Managing Member shall (i) use commercially reasonable efforts to enforce all agreements entered into by the Company; (ii) use commercially reasonable efforts to cause the Company at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds) of any loan commitment, agreement, mortgage, lease or other contract, instrument or agreement to which the Company is a party or which affects any Property; (iii) subject to the availability of the funds therefor, pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the then-approved Operating Budget and the then-approved Business Plan; (iv) subject to the availability of the funds therefor, obtain and maintain insurance coverage with respect to the Properties, at customary levels and in any event consistent with the requirements of any Loans, and, subject to the availability of the funds therefor, pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, operation and sale of the Properties; (v) devote sufficient time to the performance of its duties hereunder in accordance with good industry practice and this Agreement; and (vi) provide NS Managing Member with copies of all material correspondence and other communications with any Lender pertaining to any Loan, as and when the same are delivered or received.
(c)    The Managing Member hereby covenants and agrees that it shall cause its personnel, including all Chatham Company Personnel, to perform and/or supervise the performance of, as applicable, all of the day-to-day activities and/or duties required of the Managing Member under the terms of this Agreement; and (ii) no Chatham Company Personnel shall spend any business time as an employee of Chatham Managing Member on any project(s) other than the Business of Ink III, the Company and their respective Subsidiaries.
(d)    Promptly following any request therefor by any Member, the Managing Member shall deliver to such Member a counterpart copy of any agreement, certificate or other document executed and delivered by the Managing Member in the name of or on behalf of the Company, and shall otherwise make available to any Member all of the books and records of the Company that are in the possession or control of the Managing Member during reasonable business hours; provided, that from and after the occurrence of a Termination Event, this paragraph (d) shall apply only to NS Managing Member, and Chatham Managing Member shall no longer have any of the rights set forth in this paragraph (d).
(e)    Provided that Chatham Managing Member has not been removed as the Managing Member pursuant to Section 3.2(g) hereof, the Chatham Principal and the other officers of the Managing Member shall at all times oversee the fulfillment of the duties of the Managing Member hereunder. Except as expressly provided or permitted herein, the Managing Member shall not delegate any of its rights or powers to manage and control the business and affairs of the Company without the prior written consent of NS Managing Member.
(f)    The Managing Member hereby covenants and agrees that it shall not hold itself out to any third party as having any authority to act for or on behalf of the Company, or to bind the Company in any manner, other than to the extent that such authority is expressly granted to the Managing Member in Section 3.2(a) or otherwise granted herein or in writing by NS Managing Member. The Managing Member hereby acknowledges and agrees that notwithstanding anything set forth in this Section 3.2 to the contrary, the Managing Member shall not have any authority to act on behalf of the Company or to execute any documents, agreements or instruments on behalf of the Company other than to the extent that such authority is set forth in Section 3.2(a) or otherwise expressly granted under this Agreement or in writing by the Members, and the Managing Member, acting in such capacity, shall be subject, in all events, to the then-approved Operating Budget and Business Plan of the Company.
(g)    Notwithstanding anything set forth in Section 3.2(a)-(j) hereof to the contrary, NS Managing Member shall have the power and authority, on behalf of the Company, to request, authorize and approve each of the following without the approval or consent of any other Member:
(i)    Compel, cause and undertake the liquidation of the Company and take all actions related thereto, including the disposition of all then remaining Properties, so long as such liquidation will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham Managing Member to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham REIT or any of its Affiliates), (C) cause Chatham Managing Member or any of its Affiliates to become the subject of a Bankruptcy, (D) cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT, (E) cause Chatham REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6), or (F) otherwise jeopardize the REIT status of Chatham REIT; provided, however, that NS Managing Member shall keep the other Members reasonably informed of any material actions undertaken pursuant to this clause (i) with respect to intended, planned or pending dispositions;
(ii)    Demand and receive an updated Operating Budget and Business Plan (and require Chatham Managing Member to amend any Operating Budget due to a change in facts or circumstances from when the Operating Budget was initially approved) from the Managing Member, at any time and from time to time but in any event no more than once each fiscal quarter, together with such other reporting items or information as NS Managing Member may reasonably require;
(iii)    Audit the books and records of the Company and any Property Companies; provided, however, that the Company shall only be required to pay for one such audit per calendar year, and any additional audits requested by NS Managing Member in any given calendar year shall be paid for by NS Managing Member;
(iv)    Compel, cause and undertake the disposition of any Property in an arms’ length transaction to any Person other than NS Managing Member or an Affiliate of NS Managing Member, so long as such disposition will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham Managing Member to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham REIT or any of its Affiliates), (C) cause Chatham Managing Member or any of its Affiliates to become the subject of a Bankruptcy, (D) cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT, (E) cause Chatham REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6), or (F) otherwise jeopardize the REIT status of Chatham REIT; provided, however, that NS Managing Member shall keep the other Members reasonably informed of any material actions undertaken pursuant to this clause (iv) with respect to intended, planned or pending dispositions;
(v)    Take any action which may be reasonably necessary for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware; provided, however, that NS Managing Member shall keep the Managing Member reasonably informed of any material actions undertaken pursuant to this clause (v);
(vi)    Approve any restructuring plan or take or refrain from taking any other action relating to the restructuring of the Company, any Property or any Loan, so long as such restructuring will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham Managing Member to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham REIT or any of its Affiliates), (C) cause Chatham Managing Member or any of its Affiliates to become the subject of a Bankruptcy, (D) cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT, (E) cause Chatham REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6) (F) otherwise jeopardize the REIT status of Chatham REIT, or (G) be more adverse to any Member other than NS Managing Member than it is to NS Managing Member; provided, that the restrictions contained in this clause (G) shall not apply to a restructuring of the Company, any Property or any Loan to the extent NS Managing Member has made a good faith determination that such restructuring is reasonably necessary to avoid, or mitigate the effects of, an existing default or an impending or imminent default under any Loan or franchise agreement and that the disproportionately adverse impact is reasonably necessary to consummate the restructuring on terms that, in NS Managing Member’s good faith judgment, are in the aggregate most favorable to the Company; provided, further, that NS Managing Member shall keep the Managing Member reasonably informed of any material actions undertaken pursuant to this clause (vi);
(vii)    Conduct an initial public offering of the Company into a separate public traded company upon at least 30 days’ notice prior to the initial filing of the registration statement for such initial public offering (a “Qualified IPO Demand”), provided that Chatham Managing Member’s consent shall be required with respect to such initial public offering unless (i) it is a Qualified IPO, (ii) such Qualified IPO does not adversely affect in any material respect Chatham Managing Member’s rights and economic interests provided in this Agreement in a manner that is disproportionate to any such effect on NS Managing Member, (iii) such Qualified IPO does not (I) cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT, (II) cause Chatham REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6), or (III) otherwise jeopardize the REIT status of Chatham REIT, (iv) Chatham Managing Member receives customary piggyback registration rights in connection with such Qualified IPO and customary registration rights following such Qualified IPO, in each instance in this clause (iv), as applied to a non-controlling holder and (v) unless Chatham Managing Member sells membership interests in such Qualified IPO pursuant to piggyback rights, NS Managing Member reimburses the Company and IPO Entity for all registration expenses incurred by the Company or IPO Entity in connection with such Qualified IPO. Subject to proviso in the preceding sentence, such Qualified IPO may be effectuated by whatever corporate or company action or restructuring is reasonably required by NS Managing Member in order to effectuate such Qualified IPO, including, by way of example only, by creating a new parent entity, subsidiary, parallel vehicle, or other entity formed in connection with or otherwise resulting from a restructuring of the legal status and/or capital structure of the Company (any such entity, an “IPO Entity”), which IPO Entity may be a corporation and may elect to be treated as a REIT for U.S. federal income tax purposes;
(viii)    Cause the Company or any Property Company to refinance, amend or otherwise modify the terms and conditions of any Loan, so long as such refinancing will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham Managing Member to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham REIT or any of its Affiliates), (C) cause Chatham Managing Member or any of its Affiliates to become the subject of a Bankruptcy, (D) cause the Company to fail to satisfy the gross income and asset tests applicable to REITs under Code Section 856(c)(1)-(4), assuming for this purpose that the Company were a REIT, (E) cause Chatham REIT to incur a liability for the tax on “prohibited transactions” under Code Section 857(b)(6), (F) otherwise jeopardize the REIT status of Chatham REIT or (G) be more adverse to any Member other than NS Managing Member than it is to NS Managing Member; provided, that NS Managing Member shall keep the Managing Member reasonably informed of any material actions undertaken pursuant to this clause (viii); and
(ix)    Notwithstanding anything to the contrary contained herein, cause the Company or any Property Company to become the subject of a Bankruptcy.
(h)    Upon the occurrence of a Termination Event, NS Managing Member shall have the right, in its sole and absolute discretion, to remove Chatham Managing Member as Managing Member hereunder by delivering written notice (a “Removal Notice”) to Chatham Managing Member stating that NS Managing Member believes a Termination Event has occurred, describing the basis of such belief and specifying the applicable clause of the definition of “Termination Event” and the removal of the Chatham Managing Member shall be effective on the date set forth in the Removal Notice (which date may be the date of the Removal Notice or any date thereafter as designated by NS Managing Member). In the event that NS Managing Member removes Chatham Managing Member as Managing Member pursuant to this Section 3.2(h), (i) NS Managing Member shall have the right, in its sole and absolute discretion, to either become or designate an Affiliate to become the Managing Member of the Company or cause the Company to engage a third-party manager for the Company’s business, (ii) the consent of Chatham Managing Member shall no longer be necessary for any Major Decision other than a Post-Termination Major Decision, and (iii) except in connection with a Promote Forfeiture Event (in which case Chatham Managing Member shall not be entitled to Wind-Down Expenses), upon its removal as Managing Member, Chatham Managing Member may submit to the Company and NS Managing Member a good faith estimate of the amount of expenses (the “Wind-Down Expenses”) it will reasonably incur in connection with the wind-down of its duties in its capacity as Managing Member, including without limitation Approved Severance Costs, together with reasonably detailed backup for such estimate, and the Company will promptly pay such Wind-Down Expenses to Chatham Managing Member (or, at the written direction of Chatham Managing Member, to a designated Affiliate of Chatham Managing Member); provided, that in no event shall the Company be required to pay to Chatham Managing Member under this Section 3.2(h) Wind-Down Expenses that, when aggregated with the Wind-Down Expenses payable by Ink III pursuant to Section 3.2(h) of the Ink III LLC Agreement, exceed $500,000 unless such excess amounts result from liabilities or obligations incurred in accordance with the applicable Operating Budget and Business Plan as approved by NS Managing Member and NS Ink III Managing Member at the time of incurrence as potential Wind-Down Expenses, or as otherwise approved in writing by NS Managing Member and NS Ink III Managing Member as potential Wind-Down Expenses.
(i)    Notwithstanding the foregoing, in the event Chatham Managing Member seeks to contest whether a Termination Event occurred, Chatham Managing Member shall have the right to deliver a notice (the “Response Notice”) on or prior to the date that is fourteen (14) days after Chatham Managing Member has been removed, which Response Notice shall state that Chatham Managing Member either (i) disagrees that a Termination Event has occurred and is submitting such dispute to an expedited arbitration hearing (each an “Expedited Arbitration”) pursuant to and in accordance with the Expedited Arbitration Procedures set forth in Schedule K attached hereto or (ii) that Chatham Managing Member does not dispute that a Termination Event has occurred (it being agreed that if Chatham Managing Member fails to timely deliver a Response Notice it shall be deemed to have delivered a Response Notice pursuant to this clause (ii). If Chatham Managing Member is successful in any such Expedited Arbitration then, (A) Chatham Managing Member shall be reinstated as the Managing Member of the Company, and (B) NS Managing Member (or a third party appointed by NS Managing Member) shall be removed as the Managing Member. Chatham Managing Member acknowledges and agrees that (i) Chatham Managing Member shall not attempt to obtain injunctive relief or any other remedy available at law or equity to interfere with or delay the removal of the Chatham Managing Member, as the Managing Member, and (ii) if Chatham Managing Member breaches the foregoing, then NS Managing Member shall have the right to file a copy of this Section in any proceeding as conclusive evidence of the foregoing intent by the Chatham Managing Member.
(j)    If Chatham Managing Member is removed as the Managing Member as a result of an act of fraud or misappropriation of funds by Chatham Managing Member or any Person affiliated with Chatham Managing Member (including the Chatham Principal) in connection with the performance of Chatham Managing Member’s obligations hereunder, then from and after the date of removal of Chatham Managing Member, Chatham Managing Member shall forfeit its rights to deliver a Buy/Sell Notice under the provisions of Section 3.7.
(k)    If Chatham Managing Member (or any Affiliate or principal of Chatham Managing Member) has any liability under a Carveout Guaranty, then NS Managing Member shall use good faith efforts to deliver to Chatham Managing Member as a condition to the removal of Chatham Managing Member as Managing Member a full and unconditional release from such Lender of all such liability other than any liability resulting directly from acts of Chatham Managing Member or its Affiliates prior to the effective date of such removal, provided that if Lender refuses to grant such release to Chatham Managing Member then NS Managing Member shall be required as a condition to the removal of Chatham Managing Member as Managing Member to deliver to Chatham Managing Member a full and unconditional release from such Lender of all liability under a Carveout Guaranty arising for events first occurring after the effective date of the removal of Chatham Managing Member as Managing Member (and not a release for all acts other than those arising from acts of Chatham Managing Member). In connection with the JPM Loan, the parties acknowledge and agree that NS Managing Member shall only be required to deliver to Chatham Managing Member a full and unconditional release of all liability under the Carveout Guaranty arising for events first occurring after the effective date of the removal of Chatham Managing Member as Managing Member (and not a release for all acts other than those arising from acts of Chatham Managing Member).
Section 2.3    Managing Member Certifications. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by the Managing Member or any of the Officers as to any of the following:
(a)    the identity of any Member or Officer or other agent of the Company;
(b)    the existence or nonexistence of any fact or facts which constitute(s) a condition precedent to acts by the Managing Member or the Members;
(c)    the Person or Persons authorized to execute and deliver any instrument or document of the Company; or
(d)    any act or failure to act by the Company or any other matter whatsoever involving the Company.
Section 2.4    Officers.
(a)    Principal Officers. The Officers of the Company shall be a President and Chief Executive Officer, and may be a Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer, one or more Vice Presidents, and one or more Assistant Treasurers or Assistant Secretaries.
(b)    Other Officers. The Managing Member may also appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall, subject to the limitations set forth herein, exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.
(c)    Compensation. In no event shall the Company be required to pay any compensation to any Officer.
(d)    Authority of Officers.
(i)    The President and Chief Executive Officer (or “President and CEO”) of the Company shall have general and active management of the Company, shall have the responsibility for the day-to-day management and operation of the Company, and shall see that all lawful orders and resolutions are carried out. The President and CEO shall execute bonds, mortgages and other contracts except where the signing and execution shall be expressly delegated by the Members or, to the extent permitted by this Agreement, the Managing Member to one or more other officers or agents of the Company.
(ii)    If appointed, the Chief Operating Officer, Chief Financial Officer, Vice Presidents, Treasurer, Secretary, Assistant Treasurers and Assistant Secretaries shall have the powers and duties described in this Section 3.4, as may be modified from time to time by the Managing Member:

1)
Chief Operating Officer. The Chief Operating Officer shall have responsibility for the day-to-day management and operation of the Business, general oversight of the operation of the Company’s operations and employees, and other such duties and responsibilities as determined by the President and CEO or the Managing Member.

2)
Chief Financial Officer. The Chief Financial Officer shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Company and supervision of any Treasurer and Assistant Treasurers, and other such duties and responsibilities as determined by the President and CEO, the Chief Operating Officer or the Managing Member.

3)	The Vice Presidents. The Vice Presidents shall perform such duties and have such powers as the Managing Member or the President and CEO or the Chief Operating Officer may from time to time prescribe.

4)
The Secretary; Assistant Secretary. The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Company and of the Members in a book to be kept for that purpose and shall perform like duties for any standing committees when required. He or she shall give, or cause to be given, notice of all meetings of committees of the Company, and shall perform such other duties as may be prescribed by the Managing Member or the President and CEO, under whose supervision he or she shall be. In the absence of the Secretary or in the event of his or her incapacity or refusal to act, or at the direction of the Secretary, any Assistant Secretary may perform the duties of the Secretary.

5)
The Treasurer; Assistant Treasurer. The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Members. The Treasurer shall disburse the funds of Company as may be ordered by the Members or, to the extent permitted by this Agreement, the Managing Member, President and CEO, Chief Financial Officer or Chief Operating Officer, taking proper vouchers for such disbursements, and shall render to the President and CEO, Chief Operating Officer, Chief Financial Officer and Managing Member, or when any Officer so requires, an account of all transactions as treasurer and of the financial condition of the Company.

(e)    Limitations on Officer’s Powers. Notwithstanding any other provision contained in this Agreement to the contrary, should a delegation of authority be established by the Managing Member, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Officer on behalf of the Company other than in accordance with such delegation of authority.
(f)    Term of Officers. (i) An Officer may resign at any time by giving written notice to the Managing Member. The resignation of an Officer shall take effect upon the Managing Member’s receipt of written notice of the Officer’s resignation or at such later time as shall be specified in the written notice. Unless otherwise specified in the Officer’s written notice of resignation, the acceptance of the Officer’s resignation shall not be necessary to make it effective. If the Officer also is a Member, the Officer’s resignation as an Officer shall not affect the Officer’s rights as a Member and shall not constitute a withdrawal of the Officer as a Member.
(ii)    The Managing Member may terminate the employment of and/or remove any Officer with or without cause.
(iii)    The Managing Member may elect at any time a new or replacement Officer to fill any vacancy.
(g)    Acknowledgement. The Members acknowledge and agree that as of the Effective Date no Officers have been appointed to the Company. Notwithstanding anything to the contrary contained herein, the Managing Member shall not appoint Officers to the Company without the prior written consent of NS Managing Member.
Section 2.5    Operating Budget and Business Plan. (g) For the period beginning on the Effective Date and ending on December 31, 2014, the Company and Ink III shall operate in accordance with an Operating Budget to be mutually agreed upon by the Members after the Effective Date. Thereafter, the Operating Budget and Business Plan shall be prepared and submitted annually by the Managing Member and Chatham Ink III Managing Member (or the Hotel Manager at the direction of the Managing Member and Chatham Ink III Managing Member) to the Members for approval at least thirty (30) calendar days prior to the end of each fiscal year with respect to the following fiscal year which shall, in the case of the Operating Budget, set forth, inter alia, all anticipated revenues, operating expenses, capital expenditures, renovation budgets, renovation schedules and reserves for the Company and Ink III during such period, and, in the case of the Business Plan shall set forth, inter alia, the Company’s and Ink III’s strategy for the leasing, marketing and operation of each of the Properties, and an estimate of the amount, timing and reason for all anticipated Capital Contributions from the Members during such period; provided, that if the Managing Member should fail to timely prepare and submit in proposed form any such Operating Budget and Business Plan, NS Managing Member and NS Ink III Managing Member shall be authorized to prepare such Operating Budget and Business Plan for the approval of the Members. Whenever the Managing Member determines that revisions to the then-approved Operating Budget or Business Plan would be in the best interests of the Company, the Managing Member may submit such proposed revisions to such Operating Budget and/or Business Plan to NS Managing Member for its review; provided, however, that all amendments and modifications to the then-approved Operating Budget or Business Plan shall require the approval of NS Managing Member, which approval may be granted or withheld by NS Managing Member in its sole and absolute discretion.
(h)    Notwithstanding Section 3.5(a), in the event that the Members are unable to agree on all or certain provisions of an Operating Budget or Business Plan for a given year, (i) the Managing Member will conduct the business of the Company pursuant to those provisions of such Operating Budget or Business Plan which are agreed-upon and adopted and (ii) the Operating Budget or Business Plan for the prior Fiscal Year shall be applicable with respect to those line items that have not been approved; provided, however, the foregoing shall not apply to line items pertaining to any capital expenditures, project management costs or Capital Contributions, which line items must be approved by NS Managing Member and the prior year’s amounts thereof shall not be applicable unless such amounts are required to be paid to prevent a default under a Loan or any franchise agreement affecting the Properties. With respect to any aspects of the business of Company that are not addressed by the Operating Budget or Business Plan for that given year, the Managing Member is authorized and directed to cause the employees of the Company to conduct such aspect of the business of the Company in accordance with the guidelines set forth in the most recently approved Operating Budget or Business Plan, as applicable, and otherwise in accordance with prior practice; provided, however, that, if applicable, the Managing Member may adjust the annual compensation of the Chatham Company Personnel and other expenses of the Company for inflation.
Section 2.6    Voting Rights of Members.
(a)    The Members shall have no right or authority to vote on matters other than matters explicitly requiring such vote in this Agreement or in the Act. For matters set forth in this Agreement explicitly requiring a vote of the Members, such matters shall require the vote of all Members. In the event any Member shall transfer less than all of its Percentage Interest to an unaffiliated third party in a transaction or in a series of transactions, then the portion of such Member’s votes that is equal to the portion of such Member’s Percentage Interest transferred shall be deemed cancelled and the transferee (if an unaffiliated third party) in such transfer shall not have the right to vote on any matter as an “Member”. In the event any Member shall transfer its entire Percentage Interest held on the date of such transfer to an unaffiliated third party in a transaction or in a series of transactions, then all of the votes of its Percentage Interest on the date of such transfer shall be deemed to have been transferred to such transferee upon the satisfaction of the conditions contained in Article V and such transferee shall not have the right to vote on any matter as a “Member”. Notwithstanding the foregoing, if at any time a Member (i) shall transfer more than 50% of such Member’s Percentage Interest (excluding, however, Permitted Transfers), or (ii) shall be in default with respect to its obligations to fund additional capital contributions pursuant to Section 2.2 above, the remaining votes of such Member shall be deemed cancelled and such Member shall have no voting rights except as otherwise required by the Act; provided, that in the case of clause (ii), (x) to the extent Contributing Member(s) elect to treat their respective Funded Amounts as Priming Capital Contributions and such Non-Contributing Member repays all such Priming Capital Contributions (including all interest thereon) within 10 days, the voting rights of such Member shall be reinstated and (y) to the extent the Contributing Member(s) elect to treat their respective Funded Amounts as Additional Capital Contributions, the Company shall provide notice to such Non-Contributing Member on the next Business Day indicating such election and the voting rights of such Non-Contributing Member shall be deemed cancelled if the Non-Contributing Member does not provide its capital contribution to the Company within 10 days after receipt of such notice.
(b)    Notwithstanding anything to the contrary in this Agreement, unless expressly set forth in this Agreement (including pursuant to Section 3.2(h) above), the Company shall not approve or take, and the Managing Member shall neither take nor cause the Company to take or approve, any action with respect to any Major Decision without the affirmative vote or written consent of all of the Members.
Section 2.7    Buy/Sell. At any time after the second (2nd) anniversary of the Effective Date, the following shall apply:
(a)    Either NS Managing Member or Chatham Managing Member (as the case may be, the “Proposing Member”) shall have the right (but not the obligation) to deliver a written notice (the “Buy/Sell Notice”) to the other Member (the “Non-Proposing Member”), which Buy/Sell Notice (in order to be effective) shall: (i) state that the Proposing Member offers to purchase all of the membership interest in the Company of the Non-Proposing Member, (ii) set forth an all-cash valuation (the “Asset Purchase Price”) for all of the Buy/Sell Assets, (iii) set forth the name and address of a national escrow agent selected by the Proposing Member and reasonably acceptable to the Non-Proposing Member (the “Buy/Sell Escrow Agent”) in connection with the transactions contemplated under this Section 3.7, (iv) be accompanied by a certified or bank check payable to the order of the Buy/Sell Escrow Agent or evidence of a wire transfer of immediately available federal funds to the Buy/Sell Escrow Agent (such check or wire transfer, the “Proposing Member’s Deposit”) in an amount equal to three and one-quarter percent (3.25%) of the Asset Purchase Price, and the parties shall otherwise act in accordance with the escrow provisions set forth on Schedule H attached hereto, and (v) provide that the Proposing Member shall indemnify the Non-Proposing Member against any liabilities it incurs as a result of any failure to obtain any consent required from a franchisor to the acquisition by the Proposing Member contemplated by such Buy/Sell Notice that is required pursuant to any franchise agreement to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, the parties acknowledge and agree that in the event the Proposing Member elects to send a Buy/Sell Notice, the Proposing Member must offer to purchase all of the limited liability company interests of the Non-Proposing Member in the Company (i.e., the Proposing Member may not offer to purchase less than 100% of all of the Non-Proposing Members’ membership interest in the Company). Any Buy/Sell Notice that does not comply with the foregoing provisions of this Section 3.7(a) shall be void and of no force or effect.
(b)    On or before the expiration of the Buy/Sell Response Period, the Non-Proposing Member shall respond to the Buy/Sell Notice by delivering a notice (a “Buy/Sell Response”) to the Proposing Member. The Buy/Sell Response, in order to be effective for any purpose, shall (i) state either (x) that the Non-Proposing Member elects to sell its membership interest in the Company to the Proposing Member at the Buy/Sell Membership Interest Purchase Price or (y) that the Non-Proposing Member elects to purchase the membership interest of the Proposing Member in the Company at the Buy/Sell Membership Interest Purchase Price, (ii) if an election is made by the Non-Proposing Member under clause (i)(y) above, be accompanied by a certified or bank check payable to the order of the Buy/Sell Escrow Agent or evidence of a wire transfer of immediately available federal funds to the Buy/Sell Escrow Agent (such check or wire transfer, the “Non-Proposing Member’s Deposit”) in an amount equal to three and one-quarter percent (3.25%) of the Asset Purchase Price and (iii) if an election is made by the Non-Proposing Member under clause (i)(y) above, be accompanied by either the bank or certified check delivered by the Proposing Member (if the Proposing Member made the Proposing Member’s Deposit in the form of a bank or certified check and solely to the extent the Non-Proposing Member has not theretofore deposited any such check into escrow with the Buy/Sell Escrow Agent) or an instruction to the Buy/Sell Escrow Agent (or its financial institution) to refund to the Proposing Member the amounts deposited in escrow together with any accrued interest earned thereon. The failure of the Non-Proposing Member to respond during the Buy/Sell Response Period, or the failure of any Buy/Sell Response purportedly delivered under this Section 3.7(b) to comply with the provisions of this Section 3.7(b), shall be deemed to be an election by the Non-Proposing Member to sell its membership interest in the Company to the Proposing Member at the Buy/Sell Membership Interest Purchase Price; provided, however, if the Non-Proposing Member fails to respond during the Buy/Sell Response Period, then the Proposing Member shall have the right, exercisable within fifteen (15) days after the expiration of the Buy/Sell Response Period, to withdraw its Buy/Sell Notice, in which event the Buy/Sell Deposit Funds shall be refunded to the Proposing Member and such Buy/Sell transaction shall be deemed terminated and without effect, provided, further, however, such determination to withdraw by the Proposing Member shall not affect the Proposing Member’s right to deliver future Buy/Sell Notices which right shall continue in full force and effect.
(c)    In the event the closing occurs with respect to the purchase by the Purchasing Member such closing shall be on the terms set forth on Schedule G attached hereto.
(d)    The Members acknowledge and agree the following with respect to the buy/sell process set forth in this Section 3.7: (i) concurrently with the delivery of the Buy/Sell Notice under this Agreement, the Proposing Member shall be required to deliver a Buy/Sell Notice under the Ink III LLC Agreement; (ii) the Non-Proposing Member shall be required to make the same election in the Buy/Sell Response under this Agreement and the Buy/Sell Response under the Ink III LLC Agreement (i.e., the Non-Proposing Member shall not have the right to elect to sell its interests in the Company to the Proposing Member under this Agreement and then elect to buy the interests of the Proposing Member in Ink III under the Ink III LLC Agreement; (iii) in the event either Member fails to comply with any obligation under the buy/sell process set forth in Section 3.7 of the Ink III LLC Agreement, then such failure shall be deemed a default by such Member under this Section 3.7 (i.e., a Member shall not be permitted to consummate the buy/sell process contemplated by this Section 3.7 unless, concurrently therewith, it is consummating the buy/sell process contemplated by Section 3.7 of the Ink III LLC Agreement); and (iv) the buy/sell process contemplated by this Section 3.7 shall close simultaneously with the buy/sell process contemplated by Section 3.7 of the Ink III LLC Agreement).
(e)    Notwithstanding the foregoing, Chatham Managing Manager shall not have the right to deliver a Buy/Sell Notice during a Spin-Off Blackout Period or during a Portfolio Sale Blackout Period.
Section 2.8    Put/Call Options.
(a)    Put Option. Within fifteen (15) Business Days after the Put Option Commencement Date, Chatham Managing Member shall have the right, but not the obligation, to deliver a written notice to NS Managing Member (the “Put Notice”) indicating its election to sell to NS Managing Member (and requiring NS Managing Member to buy from Chatham Managing Member) all of Chatham Managing Member’s right, title and interest in and to the Company (the “Option Interests”) in accordance with this Section 3.8(a). For purposes hereof, the “Put Option Commencement Date” shall mean the date on which either (i) NS effectuates a Permitted Corporate Transaction that is a spin-off and the result thereof is that NRFC, NSAM or any of their respective Affiliates no longer Controls NS Managing Member, (ii) there is a Change in Control with respect to NS Managing Member, or a Parent Change in Control, that in either instance results in NS Managing Member being Controlled by a Chatham Competitor or (iii) NS Managing Member makes a Qualified IPO Demand.
(b)    Call Option. At any time following the Call Option Commencement Date, NS Managing Member shall have the right, but not the obligation, to deliver a written notice to Chatham Managing Member (the “Call Notice”; and together with the Put Notice, collectively, the “Option Notice”) of its good faith intention to spin-off one hundred percent (100%) of the membership interests in the Company and that it is therefore electing to purchase from Chatham Managing Member (and requiring Chatham Managing Member to sell to NS Managing Member) the Option Interests in accordance with this Section 3.8(b). For purposes hereof, the “Call Option Commencement Date” shall mean the date on which NS determines that it desires to spin-off one hundred percent (100%) of the membership interests in the Company. NS Managing Member shall not be permitted to deliver a Call Notice within six (6) months of the end of a Spin-Off Blackout Period.
(c)    Option Price.
(i)    In each case (i.e., “Put Option” or “Call Option”) other than a Put Option pursuant to Section 3.8(a)(iii):

1)
The purchase price for the Option Interests (the “Option Price”) shall be equal to the amount of Available Cash that Chatham Managing Member would have received pursuant to the application of the provisions of Section 7.1 if the Assets were sold to a third party on the Option Closing Date for a price equal to the Fair Market Value and an amount equal to the Adjusted Fair Market Value was distributed to the Members (it being agreed that any disputes as to Fair Market Value Additions, Fair Market Value Prorations and/or the allocation of the Fair Market Value among the Assets shall be resolved by the determination of the Accountants, which determination shall be binding on the Members, absent manifest error).

2)
In the event that the applicable party delivers an Option Notice (in each case, the “Initiating Party”) to the appropriate counter-party (in each case the “Notice Recipient”), said Initiating Party shall set forth in the Option Notice (i) its proposed Option Price and (ii) a calculation of its Option Price, inclusive of its determination of the fair market value of each of the Assets (the “Initiating Party Fair Market Value”). Notwithstanding the foregoing, the Initiating Party Fair Market Value and consequent Option Price shall not be binding on the parties until such time as agreed to, in writing, by both the Initiating Party and the Notice Recipient.

3)
Within fifteen (15) Business Days of receipt of an Option Notice, the Notice Recipient shall respond in writing to the Initiating Party either (i) agreeing to the Initiating Party Fair Market Value (each a “Value Acceptance Notice”), or (ii) disagreeing with the Initiating Party Fair Market Value (each a “Value Dispute Notice”; and together with a Value Acceptance Notice, each a “Notice Response”). All Value Dispute Notices shall set forth the Notice Recipient’s opinion as to the fair market value of the Assets. The foregoing notwithstanding, failure of a Notice Recipient to timely deliver a Notice Response shall be deemed a Value Dispute Notice by the Notice Recipient delivered on the last day of such fifteen (15) Business Day period.

4)
In the event that the Notice Recipient delivers a Value Dispute Notice, then the parties shall work together in good faith for up to ten (10) days (the “Value Negotiation Period”) in an attempt to establish a mutually agreed upon fair market value of the Assets. In the event that the parties are able to agree upon a fair market value of the Assets prior to the expiration of the Value Negotiation Period, then the parties shall work together in good faith to close the contemplated transaction prior to the end of the Option Closing Period. In the event that Value Negotiation Period expires without the parties having agreed to a mutually acceptable fair market value, then the fair market value shall be determined in accordance with Section 3.8(d).

(ii)    In the case of a Put Option pursuant to Section 3.8(a)(iii), the purchase price for the Option Interests shall be equal to Chatham Managing Member’s Percentage Interest multiplied by the equity capitalization of the Company or IPO Entity, as applicable, based on the price of the equity interests sold in the Qualified IPO.
(d)    Appraisal. In each case (i.e., Put Option or Call Option) other than a Put Option pursuant to Section 3.8(a)(iii):
(i)    If the parties are unable to agree on a Fair Market Value prior to the expiration of the Value Negotiation Period, then each party shall promptly select a unaffiliated third party, MAI appraiser or investment sales broker, who or that, as the case may be, has been actively involved in the valuation or sales of assets comparable to the Assets over the ten (10) years preceeding the delivery of the applicable Option Notice as reasonably determined by the selecting party (each an “Appraiser”) to determine a fair market value of the Assets. If either party reasonably objects to an Appraiser chosen by the other party on the grounds that such Appraiser does not satisfy the definition of “Appraiser”, then the non-objecting party shall select an alternative Appraiser within ten (10) days of such objection; provided, however, that if a party does not raise any objection within five (5) days after notification of the identity of the other party’s Appraiser, then such Appraiser shall be deemed to satisfy the definition of “Appraiser”. Each party shall be solely responsible for paying the cost and expenses of their respective Appraiser. The parties shall use their reasonable best efforts to cause the Appraisers to make their own determination as to the fair market value of the Assets within thirty (30) days after both Appraisers have been appointed (the “Appraisal Period”).
(ii)    If there is a difference of three percent (3%) or less between the Appraisers’ respective determinations of the fair market value of the Assets, then the fair market value shall be the average of the two (2) appraisals.
(iii)    If the difference between the Appraisers’ respective determinations of the fair market value of the Assets is in excess of three percent (3%), then the two Appraisers shall promptly select a third Appraiser (for the avoidance of doubt, who satisfies the definition of “Appraiser”) who shall determine the fair market value of the Assets. Immediately following receipt of the valuation from the third Appraiser, the average of all three values shall be calculated and the Appraiser’s valuation that is furthest from said average shall be discarded from the calculation process, and the average of the remaining value determinations shall be deemed the fair market value for the purposes hereof; provided, however, that if the difference among all three appraisals is identical in terms of value, then such fair market value shall be the average of such three appraisals.
(iv)    If either party fails to appoint its Appraiser within ten (10) days of the expiration of the Value Negotiation Period (or, in the event that a reasonable objection is made to a party’s chosen Appraiser pursuant to clause (d)(i), such party does not select an alternative Appraiser within 10 days), the determination of value made by the Appraiser selected by the other party within such period shall be used to determine the fair market value of the Assets. If both parties fail to appoint their Appraisers within ten (10) days of the expiration of the Value Negotiation Period, then the Initiating Party’s Fair Market Value shall be deemed the fair market value.
(v)    In the event a third Appraiser is necessary, such Appraiser shall be chosen within ten (10) days after the comparison of the determination of value of the first two Appraisers.
(vi)    In each instance where two Appraisers select a third Appraiser, the first two Appraisers shall share with the third Appraiser all documents, research and other information acquired by them with respect to the Assets. Furthermore, each of the Initiating Party and the Notice Recipient will instruct and cause their respective Appraiser to provide the third Appraiser with such information as is reasonably requested by such third Appraiser in connection with its analysis of the calculations, assumptions and conclusions drawn by the first two Appraisers, respectively. Additionally, the fees and expenses of the third Appraiser, if necessary, shall be paid equally by the Members.
(vii)    Notwithstanding anything set forth herein to the contrary, in all cases, the determination of Fair Market Value shall be calculated to be as of the end of the month immediately preceding the month of the date of the Option Notice and shall take into account all assets and liabilities of the Company (including, without limitation, the Property Companies and the Assets) and existing contingent liabilities which have been reflected in the most recent financial statements of the Company or will most likely be reflected in the financial statements for the year in which the Option Price shall be paid. Furthermore, the valuations shall be based upon an all-cash sale basis for the fee simple or ground leasehold, as applicable, interest of the Properties without reduction for any lien or encumbrance against the Properties.
(viii)    If a party does not use reasonable efforts to cause its Appraiser to make its determination as to the fair market value of the Assets within the Appraisal Period pursuant to clause (d)(i) and as a result of such failure such Appraiser does not submit its determination of fair market value prior to the end of the Appraisal Period, then fair market value shall be deemed to be the fair market value submitted by the Appraiser which timely submitted its determination.
(ix)    The determination of the Fair Market Value determined in accordance with the foregoing procedures shall be final and binding upon the parties, absent manifest error.
(e)    Closing.
(iv)    The parties shall work together in good faith to close the contemplated transaction (the “Option Closing”) during the Option Closing Period as defined below), but in no event earlier than the beginning of or later than the expiration of the Option Closing Period. In the case of a Put Option pursuant to Section 3.8(a)(iii), the Option Closing shall occur simultaneously with the closing of the Qualified IPO and in the case of a Call Option, the Option Closing shall occur simultaneously with the closing of the spin-off. The actual date of the Option Closing is hereinafter referred to as the “Option Closing Date”. NS Managing Member shall have the right, in its sole and absolute discretion, to select or accelerate the Option Closing Date within the Option Closing Period and Chatham Managing Member acknowledges and agrees that it shall proceed with the Option Closing on the date so chosen by NS Managing Member, provided that NS Managing Member shall be required to give Chatham Managing Member no less than ten (10) days prior notice of the Option Closing Date. In the event the Option Closing shall occur, such closing shall be on the terms set forth on Schedule F attached hereto.
(v)    The “Option Closing Period” means:

1)
In the case of a Put Option pursuant to Section 3.8(a)(i) or (ii), the period commencing on the earliest of the date when (i) the Notice Recipient delivers a Value Acceptance Notice, (ii) the parties otherwise agree upon a fair market value, or (iii) the Appraisers determine fair market value in accordance with Section 3.8(d) (such date, the “FMV Determination Date”), and ending sixty (60) days thereafter.

2)	In the case of a Put Option pursuant to Section 3.8(a)(iii), the period commencing on the date when NS Managing Member makes a Qualified IPO Demand and ending one (1) year thereafter.

3)	In the case of a Call Option, the period commencing on the FMV Determination Date and ending on the first anniversary of the date when NS Managing Member delivers the Call Notice.
(vi)    Notwithstanding anything set forth in this Agreement to the contrary, at any time prior to the Option Closing Date, the Initiating Party may revoke its Option Notice by sending the Notice Recipient a revocation notice. Any such revocation notice shall have the effect of (i) making the revoked Option Notice void ab initio, and (ii) reviving the respective options (i.e., the Put Option or the Call Option, as the case may be) without, however, in anyway limiting or waiving any other rights any party may have either at law or in equity with respect to the Put Option, the Call Option, or otherwise.
(f)    Acknowledgement. The Members acknowledge and agree the following with respect to the put/call process set forth in this Section 3.8: (i) concurrently with the delivery of the Option Notice under this Agreement, the Initiating Party shall be required to deliver an Option Notice under the Ink III LLC Agreement; (ii) in the event either Member fails to comply with any obligation under the put/call process set forth in Section 3.8 of the Ink III LLC Agreement, then such failure shall be deemed a default by such Member under this Section 3.8 (i.e., a Member shall not be permitted to consummate the put/call process contemplated by this Section 3.8 unless, concurrently therewith, it is consummating the put/call process contemplated by Section 3.8 of the Ink III LLC Agreement); and (iii) the put/call process contemplated by this Section 3.8 shall closing simultaneously with the put/call process contemplated by Section 3.8 of the Ink III LLC Agreement).
ARTICLE III.

GENERAL GOVERNANCE
Section 3.1    Other Ventures.
(l)    It is expressly agreed that each Member, and any Affiliates, officers, directors, trustees, managers, stockholders, members, partners or employees of such Member, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the other Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom; the pursuit of other ventures and activities by any such Person is hereby consented to by each Member and shall not be deemed wrongful or improper.
(m)    Nothing in this Agreement shall be construed so as to prohibit any Member or its respective Affiliates, officers, directors, managers, stockholders, members, partners or employees from owning, operating or investing in any business of any nature and description, independently or with others and no Member need disclose its intention to make any such investment to the other, nor advise the Company of the opportunity presented by any such prospective investment.
(n)    Notwithstanding the foregoing and without limiting Section 12.17, in the event that any Member receives an opportunity directly related to any Property, such Member shall first offer such opportunity, to the extent relating to any Property, to NS Managing Member and Chatham Managing Member on behalf of the Company. If either NS Managing Member or Chatham Managing Member (i) declines on behalf of the Company to participate in such opportunity or (ii) is deemed to decline on behalf of the Company to participate in such opportunity as a result of a failure to approve participation by the Company within 10 Business Days of such offer, but either Chatham Managing Member or NS Managing Member, as applicable, as the non-presenting Member wishes to participate in such opportunity in its own capacity, Chatham Managing Member or NS Managing Member, as applicable and the presenting Member shall participate in such opportunity on such basis as they shall agree or, in the absence of such agreement, in proportion to their then equity percentages in the Company. If the Company and each Member thereof rejects such opportunity, the presenting Member may exploit such opportunity in any manner it sees fit, provided that the presenting Member is not provided materially more favorable terms in the aggregate with respect to such opportunity than were presented to the Company, or the non-presenting Member in connection with their potential participation.
Section 3.2    Information.
(e)    Chatham Managing Member shall deliver to NS Managing Member, by not later than the (i) eighth (8th) day of each month a preliminary profit and loss statement in the form attached hereto as Schedule L showing the results of operation of the Company and the Properties for the prior month and the year to date, with a comparison to the budgets contained in the Operating Budget and the then-approved Business Plan and to prior year results (a “P&L Statement”) (it being acknowledged and agreed that the Operating Budget shall initially be based on the Final Operating Budget (as such term is defined in the Hotel Management Agreements) and shall then incorporate any additional costs and expenses of the Company not included in the Final Operating Budget); and (ii) twelfth (12th) business day of each month: (1) a final P&L Statement and (2) a current balance sheet in the form attached hereto as Schedule M. Chatham Managing Member shall also deliver to NS Managing Member, by not later than the twelfth (12th) day of each quarter quarterly forecasts for gross revenues, operating expenses, and Profit or Losses for the remainder of the Fiscal Period. In addition to the foregoing, Chatham Managing Member shall deliver to NS Managing Member, by not later than the thirtieth (30th) day after the close of each Fiscal Year, (a) a Profit and Loss statement showing the results of operation of the Company and the Properties for such Fiscal Year; (b) a balance sheet for the Company and the Properties as of the close of such Fiscal Year; and (c) the gross revenues and operating expenses for such Fiscal Year.
(f)    NS Managing Member may cause Accountants selected by NS Managing Member to conduct an audit of the books of account and all other records relating to or reflecting the operation of the Company and the Properties and Chatham Managing Member agrees to cooperate with such accountant so as to allow such accountant to perform such audit and/or deliver audited financial statements to NS Managing Member within ninety (90) days after the end of each Fiscal Year. Costs of such audit and of the audited financial statements or any other reports prepared by such accountant, if and when requested by NS Managing Member, will be an expense borne by the Company.
(g)    At NS Managing Member’s request, Chatham Managing Member will further deliver or cause to be delivered such additional financial reports as may be reasonably requested by NS Managing Member or required by third parties. All reasonable costs in producing such additional financial reports will be borne by the Company.
(h)    At NS Managing Member’s request, Chatham Managing Member shall meet with NS Managing Member via conference call or in person to discuss the operating results of the Company and the Properties on a quarterly basis and will comply with all reasonable requests to otherwise meet with NS Managing Member from time to time to discuss other issues with respect to the Company or the Properties.
Section 3.3    Access. The Company shall, and shall cause its Subsidiaries, Officers, directors, trustees, members, employees, auditors and other agents to (a) afford the Officers, employees, auditors and other agents of the Members during normal business hours and upon reasonable notice reasonable access to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records and (b) afford each Member the opportunity to discuss the Company’s affairs, finances and accounts with the Officers or the Managing Member from time to time as each such Member may reasonably request without creating an undue burden on the Company, including, without limitation, but in particular, upon notice that a vote is required with respect to a Major Decision; provided, that the Company shall not be required to afford Chatham Managing Member such opportunity from and after the occurrence of a Termination Event except with respect to a Post-Termination Major Decision.
Section 3.4    Affiliate Transactions.
(i)    Neither the Company nor any Property Company shall enter into any agreement for the performance of any service or activity, or for the purchase of any item, with an Affiliate of a Member (other than the Hotel Management Agreements with Island Hospitality Management), without first receiving the prior written approval of the Members, which approval may be withheld in each such Member’s sole and absolute discretion; provided, that, from and after the occurrence of a Termination Event, the prior written approval of Chatham Managing Member shall no longer be required so long as any such arrangement is on an arms’ length basis.
(j)    Notwithstanding anything set forth in Section 3.2 or Section 3.6 hereof to the contrary, a Member, acting alone and on behalf of the Company and any then existing Property Companies, may enforce and make all decisions under or in connection with agreements between the Company or any Property Company, on the one hand, and the other Member and/or its Affiliates, on the other hand, provided that for purposes of this Section 4.4(b), Island Hospitality Management shall be considered an Affiliate of Chatham Managing Member.
ARTICLE IV.

TRANSFERS OF INTERESTS
Section 4.1    Restrictions on Transfer.
(i)    No Transfer shall be made by either Chatham Managing Member or NS Managing Member with respect to all or any portion of its Interest without the prior written approval of the non-Transferring Member unless such Transfer is (i) pursuant to Section 3.7 of this Agreement, (ii) pursuant to Section 3.8 of this Agreement or (iii) a Permitted Transfer. No Member will have the ability to directly or indirectly syndicate its Interest to unaffiliated co-investors.
(j)    The Company, each Member, the Managing Member, the Officers and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member. In the absence of a transferee of a transferring Member’s Percentage Interest being admitted as a Member as provided herein, any payment to a Member shall release the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.
(k)    Each transferee, as a condition to its admission as a Member, shall execute and deliver to the Company such instruments (including a counterpart of this Agreement), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member). The Members agree to amend this Agreement to the extent necessary to reflect the Transfer and admission of the new Member and to continue the Company without dissolution. Upon execution of such instruments, the transferee shall be admitted to the Company as a Member. Immediately following the admission of the transferee to the Company as a Member, any Person who has thereby transferred all of its ownership interest in the Company shall cease to be a Member of the Company. Except as set forth herein, any transferee who is admitted to the Company as a Member shall succeed to the rights and powers, and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Percentage Interest transferred.
(l)    In the event that the Members determine to sell all but not less than all of their Percentage Interest in the Company (including pursuant to Section 3.7 and Section 3.8 hereof), the Tax Matters Member will propose a schedule (the “Allocation Schedule”) to the Members of the Company allocating the expected purchase price in accordance with Section 1060 of the Code. Upon the affirmative vote of each of the Members of the Company (or, from and after the occurrence of a Termination Event, NS Managing Member), such proposed allocation will be the Allocation Schedule that will be proposed by the Members in connection with the potential sale and, if no objection is made to such Allocation Schedule by the third party purchaser of the Percentage Interests, will be final and binding in connection with such sale upon the Members.
Section 4.2    Non-Permitted Transfers.
(h)    Any purported Transfer of all or any portion of a Member’s Percentage Interest of the Company or any economic benefit or other interest therein not in compliance with Section 5.1 shall be null and void ab initio, regardless of any notice provided to any of the parties hereto, and shall not create any obligation or liability of any of the parties hereto to the purported transferee, and any Person purportedly acquiring all or any portion of any Percentage Interest or any economic benefit or other interest therein transferred not in compliance with Section 5.1 shall not be entitled to admission to the Company as a substitute Member. In the event of any direct or indirect Transfer of an interest in a Member, other than a Transfer permitted under Article V hereof, the Member that has made such Transfer shall not be necessary for any Major Decision until such Transfer has been rescinded or otherwise nullified, except that the consent of such Member shall still be required to amend this Agreement.
(i)    In the case of an attempted Transfer of all or any portion of any Percentage Interest of the Company or any economic benefit or other interest therein that is not in compliance with Section 5.1, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the other parties hereto and their respective officers, directors, affiliates, members, partners and employees from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.
(j)    No Member, including any assignee or successor in interest of any Member, shall Transfer all or any portion of its Percentage Interest of the Company or any economic benefit or other interest therein if such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder.
ARTICLE V.

ALLOCATIONS
Section 5.1    General Rules.
(k)    Allocations of Profits and Losses. Except as otherwise provided in this Article VI, Profits and Losses for any Fiscal Period shall be allocated among the Members in such manner that, as of the end of such Fiscal Period, the respective Capital Accounts of the Members shall be equal to the respective amounts that would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 10.3.
Section 5.2    Special Allocations.
(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company net income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 6, if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of net income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.2(b)(2)(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company net income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Capital Account balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made if and only to the extent that such Member would have a deficit Capital Account balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.2(c) were not a term of this Agreement. This Section 6.2(c) is intended to constitute a “qualified income offset” provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests.

(f)    Allocation of Nonrecourse Debt. For purposes of Treasury Regulations Section 1.752-3(a), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built in Gain shall be allocated among the Members in accordance with their Percentage Interests.

(g)    Section 754 Adjustment. The Members acknowledge that NS Managing Member, as Tax Matters Member, will cause the Company to make an election under Section 754 of the Code with respect to the Company’s taxable year that will end on the Effective Date in accordance with Treasury Regulations section 1.708-1(b)(3)(ii) as a result of a “technical termination” of the Company as a partnership under Section 708(b)(1)(B) of the Code and Treasury Regulations section 1.708-1. As a result of such election, the adjustment to the basis of partnership property shall constitute an adjustment to such basis with respect to NS Managing Member only, as the transferee of an interest in the Company, as required by Section 743(b) of the Code and the Treasury Regulations thereunder.

(h)    Priming Capital Contribution Returns. Distributions in respect of Priming Capital Contribution Returns will be treated as payments to a partner for the use of capital pursuant to Section 707(c) of the Code.

Section 5.3    Other Allocation Rules.
(c)    For purposes of determining the Profits, Losses or other items allocable to any Fiscal Period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Tax Matters Member in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.
(d)    The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.
(e)    All items of income, gain, loss, deduction, or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Tax Matters Member in its reasonable discretion.
(f)    If a Member transfers all or a portion of its Percentage Interest during any Fiscal Period, then Profits, Losses, each item thereof and all other items attributable to the transferred interest for such Fiscal Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the Fiscal Period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Tax Matters Member in its reasonable discretion.
Section 5.4    Tax Allocations; Code Section 704(c).
(f)    Subject to Section 6.4(b) and (c), for each Fiscal Year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect the amounts which have been credited or debited to the Capital Account of each such Member for such Fiscal Year and prior Fiscal Years.
(g)    In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Regulations under Code Section 704(c), as determined by the Tax Matters Member in its reasonable discretion.
(h)    In the event the Gross Asset Value of any Asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deductions or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
(i)    Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Tax Matters Member in its reasonable discretion. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.
(j)    Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member shall not make any determinations or elections, or fail to make any elections reasonably requested by the Managing Member, under this Article VI or the definition of “Depreciation” that could reasonably be expected to disproportionately, materially and adversely affect Chatham Managing Member or Chatham REIT without Chatham Managing Member’s prior written consent. For the avoidance of doubt, it is agreed by the Members that NS Managing Member, as Tax Matters Member, shall cause the Company to make an election under Section 754 of the Code with respect to the Company’s taxable year that will end on the Effective Date in accordance with Treasury Regulations section 1.708-1(b)(3)(ii) as a result of a “technical termination” of the Company as a partnership under Section 708(b)(1)(B) of the Code and Treasury Regulations section 1.708-1.
Section 5.5    Compliance with Code Section 704(b). The allocation provisions contained in this Article 6 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.
ARTICLE VI.

DISTRIBUTIONS AND EXPENSES
Section 6.1    Distributions of Available Cash.
(a)    Available Cash from Operations. During the period commencing on the Effective Date and ending upon the dissolution of the Company pursuant to the provisions of Article X, NS Managing Member shall cause the Company to make distributions of Available Cash from Operations in accordance with the provisions of this Article VII in the following order of priority and as follows:

(i)    first, one hundred percent (100%) to the Members who have made Priming Capital Contributions (and in accordance with the priorities and provisions of Section 2.2(d)(ii)) until each such Member has received distributions under this clause (i) and Section 7.1(b)(i) equal to such Priming Capital Contribution plus any accrued and unpaid Priming Capital Contribution Return;

(ii)    second, pro rata to the Members in accordance with their respective Percentage Interests.

(b)    Available Cash From Capital Event. In the event that a Capital Event occurs, NS Managing Member shall cause the Company to make distributions of the resulting Available Cash From Capital Event in accordance with the provisions of this Article VII in the following order of priority and as follows:

(i)    first, one hundred percent (100%) to the Members who have made Priming Capital Contributions (and in accordance with the priorities and provisions of Section 2.2(d)(ii)) until each such Member has received distributions under this clause (b)(i) and Section 7.1(a)(i) equal to such Priming Capital Contribution plus any accrued and unpaid Priming Capital Contribution Return;

(ii)    second, pro rata to the Members in accordance with their respective Percentage Interests until the NS Operating Company Managing Members have received an aggregate Internal Rate of Return of fifteen percent (15%);

(iii)    third, (A) fifteen percent (15%) to Chatham Managing Member and (B) eighty-five percent (85%) to the Members in accordance with their respective Percentage Interests until the NS Operating Company Managing Members have received an aggregate Internal Rate of Return of twenty percent (20%) (the aggregate percentage of a distribution to which Chatham Managing Member is entitled pursuant to this Section 7.1(b)(iii) (i.e., 15% plus (Chatham’s Percentage Interest multiplied by 85%), the “Section 7.1(b)(iii) Aggregate Percentage”);

(iv)    fourth, (A) twenty percent (20%) to Chatham Managing Member and (B) eighty percent (80%) to the Members in accordance with their respective Percentage Interests until the NS Operating Company Managing Members have received an aggregate Internal Rate of Return of twenty-five percent (25%) (the aggregate percentage of a distribution to which Chatham Managing Member is entitled pursuant to this Section 7.1(b)(iv) (i.e., 20% plus (Chatham’s Percentage Interest multiplied by 80%), the “Section 7.1(b)(iv) Aggregate Percentage”);

(v)    fifth, (A) thirty percent (30%) to Chatham Managing Member and (B) seventy percent (70%) to the Members in accordance with their respective Percentage Interests.

(c)    Notwithstanding the foregoing provisions of this Section 7.1, in the event a Promote Forfeiture Event occurs, then, at the option of NS Managing Member, the Promote payable to Chatham Managing Member under this Agreement shall be forfeited and any distributions that would otherwise have been made in respect thereof shall instead be distributed to the Members in proportion to their current Percentage Interests for purposes of determining the disposition thereof under this Section 7.1; provided, however, the foregoing shall not limit any other right or remedy available to NS Managing Member pursuant to the other provisions of this Agreement, the Chatham Guaranty or at law or in equity (including, without limitation, to the extent appropriate, injunctive or other equitable relief) as a result of the occurrence of such event constituting a Promote Forfeiture Event.

(d)    NS Managing Member shall cause the Company to make distributions of Available Cash to the Members at such time or times as is reasonably determined by NS Managing Member in its reasonable discretion. Nothing contained in this Agreement shall in any manner be construed to imply that any Member has any claim or right under this Agreement to require that distributions of Available Cash or distributions on winding up of the Company be made at any particular time or in any particular amount. The Members further agree that in determining whether to make a distribution of such Available Cash or other distributions to the Members at any time, or in determining the amount of any Available Cash or other distributions, NS Managing Member shall not have any fiduciary, or trustee or other obligation or duty to any Member other than a contractual obligation or duty pursuant to the terms of this Agreement.

Section 6.2    Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement. The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.
Section 6.3    Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all third party expenses of the Company. Subject to Section 3.1(c), each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.
Section 6.4    Promote Overpayments.
(a)    If, as of any date of determination (which must be the date of a determination by NS Managing Member to cause the Company to make a distribution in respect of a Capital Event), Chatham Managing Member has received distributions in respect of the Promote which, together with any prior distributions in respect of the Promote (calculating the Promote and distributions on a cumulative basis of distribution on, as of and for the period through such date of determination) are determined by NS Managing Member in accordance with this Agreement to be in excess of the actual cumulative amount to which Chatham Managing Member would have been entitled under Section 7.1 if the Promote were recalculated as of such date of determination (any such excess distributions, the “Excess Promote Amount”), then within thirty (30) days after the occurrence of such distribution in respect of a Capital Event, NS Managing Member shall notify Chatham Managing Member, setting out in reasonable detail the basis for such determination, that Chatham Managing Member shall repay such Excess Promote Amount to the Company on or before the date which is fifteen (15) days after receipt of notice from NS Managing Member setting forth the amount of such Excess Promote Amount. Upon payment of such Excess Promote Amount to the Company, NS Managing Member shall have the right to determine to (x) use such Excess Promote Amount to fund obligations of the Company and/or to fund the Working Capital Reserve (including, without limitation, using such Excess Promote Amount in lieu of issuing a Capital Call Notice to the Members), or (y) to the extent that such Excess Promote Amount constitutes Available Cash, to re-distribute such Available Cash to the Members (including Chatham Managing Member) pursuant to the then applicable provisions of Section 7.1.

(b)    If Chatham Managing Member shall fail to repay the Excess Promote Amount that is due to the Company, then NS Managing Member shall be deemed to have made a loan to Chatham Managing Member (such loan, a “Promote Payment Loan”), on the date such payment was due, in an amount equal to the Excess Promote Amount, plus interest accruing from the date such payment was originally due from Chatham Managing Member on such amount at a fixed per annum rate (compounding monthly) equal to the lesser of (x) twenty percent (20%) per annum and (y) the highest rate permitted by applicable law, which Promote Payment Loan shall (i) be payable in whole or in part by Chatham Managing Member without premium or penalty, (ii) be payable in full immediately upon demand from NS Managing Member, and (iii) be secured by a lien upon the economic interest (i.e., the right to receive distributions and other monetary payments provided for in this Agreement) of Chatham Managing Member in the Company (and the parties intend hereby to create a security interest), which lien will automatically attach to such limited liability company interest without the necessity of further action; provided, however, upon request made by NS Managing Member, Chatham Managing Member will execute and deliver any document, instrument, agreement or financing statement in favor of NS Managing Member that is necessary to evidence or perfect such Promote Payment Loan and lien and is reasonable in form and content and, in connection therewith, Chatham Managing Member hereby authorizes the filing of Uniform Commercial Code financing statements in favor of NS Managing Member that is necessary to evidence the foregoing lien and is reasonable in form and content. All payments made on account of a Promote Payment Loan shall be allocated first to accrued interest and second to principal.

(c)    If NS Managing Member is deemed to have made a Promote Payment Loan then in connection with the distribution of Available Cash from Operations or Available Cash from Capital Event, if there is an outstanding Promote Payment Loan to Chatham Managing Member pursuant to the provisions hereof, all distributions under this Article VII or Article X that would otherwise be payable to Chatham Managing Member will be deemed distributed to Chatham Managing Member but will be paid instead to NS Managing Member (and/or used in the manner set forth in the last sentence of Section 7.4(a)) until the Promote Payment Loan has been paid in full. If there is more than one Promote Payment Loan to Chatham Managing Member during the term hereof, the oldest Promote Payment Loan shall be repaid in full first, with any subsequent Promote Payment Loans being repaid in the order same were advanced.

ARTICLE VII.

OTHER TAX MATTERS
Section 7.1    Tax Matters Member. The Company and each Member hereby designate NS Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member (after consultation with the Managing Member) shall: (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed, and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Subject to the express provisions of this Agreement, NS Managing Member may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax laws, provided that the Tax Matters Member shall not make, or refrain from making any election reasonably requested by the Managing Member, that could reasonably be expected to disproportionately, materially and adversely affect Chatham Managing Member or the Chatham REIT without Chatham Managing Member’s prior written consent. For the avoidance of doubt, it is agreed by the Members that NS Managing Member, as Tax Matters Member, shall cause the Company to make an election under Section 754 of the Code with respect to the Company’s taxable year that will end on the Effective Date in accordance with Treasury Regulations section 1.708-1(b)(3)(ii) as a result of a “technical termination” of the Company as a partnership under Section 708(b)(1)(B) of the Code and Treasury Regulations section 1.708-1.
Section 7.2    Furnishing Information to Tax Matters Member. Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.
Section 7.3    Tax Claims and Proceedings. In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) the Tax Matters Member shall promptly deliver to each other Members a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise each of the other Members of the substance of any conversations with the IRS in connection therewith and shall keep the other Members advised of all developments with respect to any proposed adjustments which come to its attention; (c) the Tax Matters Member shall (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Members and (iii) provide the other Members with a final copy of correspondence or filing, (d) the Tax Matter Member will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member shall not enter into any settlement agreement that is binding upon the other Members with respect to the determination of Company items at the Company level without the prior written consent of the other Members. The Tax Matters Member shall use commercially reasonable efforts to provide tax returns to all Members at least 60 days prior to the return due date (inclusive of automatic extensions) if the Managing Member has provided the requisite information to the Tax Matters Member or the Company’s accountants reasonably in advance of such date.
Section 7.4    Books and Records. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include a record of each transfer of participating interests of the Company. The Fiscal Year of the Company for financial reporting and for federal income tax purposes shall be the calendar year. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Managing Member and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).
Section 7.5    Chatham Managing Member Tax Protection. If requested by Chatham Managing Member, the Company shall cooperate with Chatham Managing Member to arrange a special allocation of liabilities of the Company to Chatham Managing Member in such amount or amounts so as to maintain or increase the amount of partnership liabilities allocated to Chatham Managing Member for purposes of Section 752 of the Code, including without limitation, allowing Chatham Managing Member the opportunity, at its option, either (i) to enter into a “bottom dollar guarantee” in a form designated by Chatham Managing Member of any liability of the Company identified by Chatham Managing Member or (ii) to enter into a “deficit restoration obligation” pursuant to which Chatham Managing Member would enter into a written obligation to restore part or all of its deficit capital account in the Company upon the occurrence of certain events. If Chatham Managing Member requests to enter into a “deficit restoration obligation” pursuant to the preceding sentence, the Members shall agree to amend this Agreement to include any provisions Chatham Managing Member reasonably determines are necessary to cause an allocation of liabilities to Chatham Managing Member under Section 752 of the Code, provided that any such amendments shall not harm any Member or otherwise impair any Member’s rights under this Agreement. A reduction in liabilities of the Company allocated to a Member under Section 752 of the Code shall not be treated as a harm or an impairment for purposes of the preceding sentence. The Managing Member or NS Managing Member, as applicable, shall notify Chatham Managing Member thirty days prior to taking any action that could be reasonably expected to cause a reduction of the liabilities allocated to Chatham Managing Member under Section 752 of the Code, and the Company shall cooperate with Chatham Managing Member to arrange a special allocation of liabilities of the Company to Chatham Managing Member that is effective prior to taking such action. For the avoidance of doubt, the provisions of this Section 8.5 shall not require the Company to maintain any level of indebtedness or limit the Company’s ability to dispose of assets.
Section 7.6    Survival. The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member’s Percentage Interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their percentage interests.
ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES; COVENANTS
Section 8.1    Representations and Warranties of Members. Each of the Members hereby represents and warrants to the Company and to each of the other Members, as of the Effective Date that:
(k)    If it is a corporation, a limited liability company or limited partnership, it is duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and if it is a partnership, it is validly constituted and not dissolved, and, in each case, has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.
(l)    It has the full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been fully executed and delivered by such Member and, assuming the due execution and delivery by the other parties, constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
(m)    No approval or consent of any governmental authority or of any other Person is required in connection with the execution and delivery by it of this Agreement and the consummation and performance by such member of the transactions contemplated hereunder, except such as have been obtained and are in full force and effect.
(n)    The execution and delivery of this Agreement by it, the consummation of the transactions contemplated hereunder and the performance by such Member of its obligations under this Agreement, in accordance with the terms and conditions hereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other constitutive documents of such Member; (ii) any instrument or contract to which such Member is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any governmental authority, except, in each case, for such breaches violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Member to perform its obligations hereunder.
(o)    It understands that there are substantial risks to an investment in the Company and it has both the sophistication to be able to fully evaluate the risk of an investment in the Company and the capacity to protect its own interests in making such investment. Such Member fully understands and agrees that the investment in the Company is an illiquid investment.
(p)    It is a QIB or an “accredited investor” within the meaning of the 1933 Act and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, that it has no need for liquidity of this investment and it could bear a complete loss of this investment. The Member is either (i) a “qualified purchaser” within the meaning of the 1940 Act or (ii) if the Member is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each beneficial owner of such Member’s securities is such a qualified purchaser.
(q)    It is acquiring its percentage interests for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering. It understands that, irrespective of whether or not the Percentage Interests might be deemed “securities” under applicable laws, the Company is not obligated to register any percentage interests for resale under the 1933 Act or any applicable state securities laws.
(r)    It specifically understands and agrees that no other Member, has made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the Company, any Percentage Interest or the Business or Properties and it explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, such Member specifically acknowledges, represents and warrants that (i) it is not relying on any other Member for its own due diligence concerning, or evaluation of, the Company or any related transaction and (ii) that it is not relying on any other Member with respect to tax and other economic considerations involved in an investment in the Company.
(s)    No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of such Member.
(t)    There are no actions, suits or proceedings pending, or to the knowledge of such Member threatened against such Member or its Affiliates which, if adversely determined, could materially adversely affect the ability of such Member or its Affiliates to perform its obligations under this Agreement or materially adversely affect the Percentage Interest of any other Member.
Section 8.2    ERISA Representation. Each of the Members represents, warrants and covenants to each other Member and to the Company that no portion of the assets being used by it to purchase and hold its percentage interests constitute assets of a plan within the meaning of Section 3(32) of ERISA.
Section 8.3    AML/OFAC Compliance.
(a)    Each Member hereby represents and warrants to each other Members and to the Company, as of the Effective Date, as follows:
(iv)    To the best of its knowledge, it is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, AML and the OFAC Sanctions Programs, including the reporting, record-keeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, the “BSA/Patriot Act”), and all related applicable Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and has internal policies, procedures, internal controls and systems in place that are reasonably designed to ensure such compliance (collectively “AML/OFAC Laws”);
(v)    Neither (1) such Member nor any nor any Affiliate of such Member, nor (2) any person for whom such Member is acting as agent or nominee in connection with this investment is prohibited pursuant to the OFAC Sanctions Programs;
(vi)    Unless disclosed in writing to the other Members on or before the Effective Date, (1) it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure and (2) it is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or Close Associate of a Senior Foreign Political Figure;
(vii)    It is not a foreign financial institution or a Person located in a foreign jurisdiction that has been designated by the U.S. Department of the Treasury as being subject to any special measures imposed on such financial institutions and jurisdictions pursuant to Section 311 of the BSA/Patriot Act;
(viii)    It is not a “foreign shell bank” and it is not being used to provide services to a “foreign shell bank”, as that term is defined for purposes of Sections 313 and 319 of the BSA/Patriot Act;
(b)    Each Member hereby covenants to the Company and the other Members as follows:
(iii)    Such Member will not engage in any activities that contravene federal state or international regulations, including all applicable AML/OFAC Laws;
(iv)    Such Member will use reasonable efforts to ensure that the cash or other assets contributed to the Company by such Member will not be directly or indirectly derived from activities that contravene federal, state or international regulations, including applicable AML/OFAC Laws;
(v)    Such Member will not utilize any funds received by the Company for any purpose that contravenes federal, state or international regulations, including applicable AML/OFAC Laws;
(vi)    All funds contributed to or received from the Company by such Member will be wired to or from a bank located in an Approved FATF Country (“Wiring Bank”) where such Member is a customer of the Wiring Bank;
(vii)    All transactions, negotiations, discussions and dealings by such Member in connection with the Company will be in full compliance with all applicable AML/OFAC Laws;
(viii)    Upon receiving a request from the Company or another Member, such Member shall provide such reasonable and non-proprietary and non-confidential information as may be reasonably required by the Company or such other Member to confirm that the representations, warranties and covenants contained in this Section 9.3(b) continue to be true and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders;
(ix)    Such Member consents to the disclosure to United States regulators and law enforcement authorities by the Company or any other Member and its Affiliates of such information about such Member as the Company or such other Member or any of its Affiliates reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations and executive orders;
(x)    As a condition to any Transfer of such Member’s direct or indirect interest in the Company, the Company and the other Members have the right to require full compliance with the representations, warranties and covenants contained in this Section 9.3;
(xi)    Such Member will notify the Company and the other Members promptly if there is any change with respect to any of the representations or warranties (or any breach of a covenant) contained in this Section 9.3; and
(xii)    Such Member is a “United States person” for United States federal income tax purposes.
(c)    Each Member hereby acknowledges and agrees that the Company and the other Members have relied on the truthfulness of (and compliance by such Member with) each and every provision of this Section 9.3, and that any breach of such representations, warranties or covenants, including, without limitation, one that causes a breach or violation of, or a failed condition under, any documents by which the Company is bound (such as loan documents), is likely to result in substantial loss for the Company and/or the other Members.
(d)    Each Member hereby acknowledges and agrees that if, following its investment in the Company, the Company or any other Member reasonably believes that such Member has breached any of its representations, warranties or covenants set forth in this Section 9.3, or that any action is otherwise required by law or regulation, the Company and the other Members have the right or may be obligated to freeze or block such Member’s investment in the Company, to prohibit additional investments by such Member in the Company, to segregate the assets constituting such Member’s investment in accordance with applicable AML/OFAC Laws and regulations, to decline any redemption or transfer requests made by or on behalf of such Member, to redeem such Member’s investment, and/or to report any such action to the applicable governmental authorities. Each Member further acknowledges and agrees that it will have no claim against the Company and/or any other Member or any of their respective Affiliates for any form of damages as a result of any of the foregoing actions.
ARTICLE IX.

DISSOLUTION AND TERMINATION OF THE COMPANY
Section 9.1    Dissolution. The Company shall be dissolved and its business wound up upon the earliest to occur of any one of the following events, unless the Members vote to continue the life of the Company upon the occurrence of such an event:
(g)    The written determination of the Members to terminate the Company;
(h)    Twenty-four (24) months after the sale, condemnation or other disposition of all Properties and the receipt of all consideration therefor; or
(i)    The entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act.
Without limiting the generality of the foregoing, the permitted Transfer of a Member’s Interest will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, no Member may withdraw from, terminate or cause a voluntary dissolution of the Company, and, in the event that a Member withdraws from the Company or causes a dissolution of the Company in contravention of this Agreement, such withdrawal or dissolution shall not reduce or otherwise affect such Member’s continuing liability for the obligations and liabilities of the Company.
Section 9.2    Continuation of Interest of Member’s Representative. Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each a “Representative”) of such Member shall, subject to the provisions of Section 5.1, immediately succeed to the Percentage Interest of such Member in the Company. Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative’s voting interest, if any. (the “Voting Representative”).
Section 9.3    Dissolution, Winding Up and Liquidation.
(d)    Upon a dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors. The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:
(ii)    first, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and
(iii)    second, to the Members in accordance with Article VII.
(e)    Distributions pursuant to this Section 10.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).
Section 9.4    Member Bankruptcy.
(a)    Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.
(b)    Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Members, or the occurrence of an event that causes the Member to cease to be a member of the Company.
ARTICLE X.

INDEMNIFICATION AND CONTRIBUTION
Section 10.1    Indemnity by the Company. Subject to the provisions of Section 11.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Officer, director, Managing Member, Hotel Manager, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, Managing Member, Hotel Manager, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (an “Indemnified Person”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s and accountant’s fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, “Indemnifiable Losses”), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement or outside the scope of such Person’s authority, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided, that the Company shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, bad faith, willful misconduct or gross negligence on the part of such Indemnified Person.
Section 10.2    Exculpation. No Indemnified Person shall be liable to any Member of the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, bad faith, willful misconduct or gross negligence of the Indemnified Person. Each Indemnified Person may consult with legal counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.
Section 10.3    Expenses. Any indemnification under Section 11.1, as well as the advance payment of expenses permitted under Section 11.4 shall be made by the Company to the fullest extent permitted under the Act.
Section 10.4    Advance Payment of Expenses. The expenses of any Member incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to all of the Members), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company. The provisions of this Section 11.4 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.
Section 10.5    Beneficiaries. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI continues for a Person who has ceased to be a Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.
Section 10.6    Indemnification Procedure for Third Party and Other Claims. The Company shall have the right, but not the obligation, exercisable by written notice to the Indemnified Person seeking such indemnification hereunder promptly but in any event no later than 30 days after receipt of written notice from the Indemnified Person of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Person shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been promptly assumed by the Company. The Company or the Indemnified Person, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Company, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld). The Company shall not, without the Indemnified Person’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Person to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Person. The Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Person, and shall have the right to settle any Third Party Claim involving money damages for which the Company has not assumed the defense pursuant to this Section 11.6 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
Section 10.7    Other Claims. In the event an Indemnified Person shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Person shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Person has given such notice, the Indemnified Person and the Company shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.
Section 10.8    Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Person in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages. The obligation of the Company to indemnify any Indemnified Person with respect to any Indemnifiable Losses hereunder resulting from any action, suit or proceeding shall not exceed the value of the Business and the Properties.
Section 10.9    Indemnification Under Purchase Agreement. Chatham Managing Member shall defend, indemnify, and hold harmless the Company, any Property Company, NS Managing Member and the direct and indirect directors, officers, members, managers, principals, investors, partners, agents, successors and permitted assigns of NS Managing Member (each a “NS Indemnified Party”) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, reasonable attorneys’ fees and other professional fees and costs) which such NS Indemnified Party incurs as a result of any claims made against a NS Indemnified Party in connection with any obligation or liability under the PSA to the extent relating to the Specified Hotels, the Specified Hotel Interests, or the Specified Hotel Transaction (as such terms are defined in the Purchase and Sale Agreement) and all matters to the extent relating thereto (including, without limitation, post-closing obligations and liabilities and prorations and other adjustments to be made under the Purchase and Sale Agreement to the extent relating thereto). In the event any amounts are received by Chatham Managing Member, NS Managing Member, or any of their respective Affiliates that relate solely to the Principal Transaction, such Member shall (or shall cause its applicable Affiliate to) promptly remit such amounts to the Company. The Company shall defend, indemnify, and hold harmless Chatham Managing Member and the direct and indirect directors, officers, members, managers, principals, investors, partners, agents, successors and permitted assigns of Chatham Managing Member (each a “Chatham Indemnified Party”) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, reasonable attorneys’ fees and other professional fees and costs) which such Chatham Indemnified Party incurs as a result of any claims made against a Chatham Indemnified Party in connection with any obligation or liability under the PSA to the extent relating to the Principal Transaction (as defined in the Purchase and Sale Agreement) and all matters to the extent relating thereto (including, without limitation, post-closing obligations and liabilities and prorations and other adjustments to be made under the Purchase and Sale Agreement to the extent relating thereto). In the event any amounts are received by the Company or NS Managing Member or any of their respective Affiliates that relate solely to the Specified Hotels, the Specified Hotel Interests or the Specified Hotel Transaction, the Company or NS Managing Member shall (or shall cause its applicable Affiliate to), as applicable, promptly remit such amounts to Chatham Managing Member. The amount that may be recovered from the Sellers under the Purchase and Sale Agreement pursuant thereto with respect to the Specified Hotels, the Specified Hotel Interests or the Specified Hotel Transaction shall not exceed $7,770,000.00 without the consent of NS Managing Member. The amount that may be recovered from the Sellers under the Purchase and Sale Agreement pursuant thereto with respect to the Principal Transaction shall not exceed $22,230,000.00 without the consent of Chatham Managing Member. The foregoing indemnification and payment obligations shall survive the dissolution of the Company or any Property Company pursuant to this Agreement.
ARTICLE XI.

MISCELLANEOUS PROVISIONS
Section 11.1    Entire Agreement. This Agreement, the Ink III LLC Agreement and the Certificate of Formation constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein. This Agreement, the Ink III LLC Agreement and the Certificate of Formation replace and supersede all prior agreements by and among the Members with respect to the subject matter contained herein and therein, including, without limitation, that certain Limited Liability Company Agreement of NewINK, LLC, dated as of May 8, 2014.
Section 11.2    Amendments. This Agreement may be amended only by the unanimous written consent of the Members.
Section 11.3    Applicable Law; Venue.
(f)    The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.
(g)    Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. Each Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 11.4    Enforcement. In the event of an action, suit or proceeding initiated by one Member against another Member or the Company involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding in accordance with this Section.
Section 11.5    Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.
Section 11.6    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
Section 11.7    Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.
Section 11.8    Filings. Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. Such representatives, under shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.
Section 11.9    Additional Documents. Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
Section 11.10    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:
To NS Managing Member:

c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention:    Dan Gilbert
Facsimile:    (212) 547-2000

And an additional copy at the same time to:

c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention:    Ronald J. Lieberman, Esq.
Facsimile:    (212) 547-2700

And an additional copy at the same time to:

c/o NorthStar Realty Finance Corp.
433 East Las Colinas Blvd., Suite 100
Irving, Texas 75039
Attention:     Robert S. Riggs
Facsimile:    (972) 869-6521

With a copy at the same time to:

Duval & Stachenfeld LLP
555 Madison Avenue, 6th Floor
New York, New York 10022
Attention:    Terri L. Adler, Esq. and File Manager
File No.:    3281.0044
Facsimile:    (212) 883-8883

To Chatham Managing Member at:

Chatham Lodging Trust
50 Cocoanut Row, Suite 211
Palm Beach, Florida 33480
Attention:    Jeffrey Fisher
Facsimile:     (561) 835-4125

And an additional copy at the same time to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Robin Panovka, esq.
Victor Goldfeld, esq.
Facsimile:     (212) 403-2000

If to any other Member, at the addresses or facsimile numbers set forth on the signature page to this Agreement or such other addresses or facsimile numbers as such Member may hereafter specify to the Managing Member, who shall so notify the other Members.
Section 11.11    Waiver of Right to Partition and Bill of Accounting. To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting. Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 10.1).
Section 11.12    Confidentiality; Press Releases. Each Member shall keep confidential all information of a confidential nature obtained pursuant to this Agreement, except that a Member shall be entitled to disclose such confidential information to (a) its advisors, agents, employees, trustees, lenders, franchisors, consultants, lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests, as otherwise required by law or judicial process and to comply with reporting requirements, and to potential transferees of its percentage interests provided that such potential transferees enter into customary confidentiality agreements, with the Company expressly stated therein to be a third party beneficiary thereof, (b) its investors (together with the parties listed in clause (a), collectively, the “Member Representatives”), and (c) to the extent required by any party's reporting or other filing requirements under the rules and regulations of the Securities and Exchange Commission or Federal securities law, including, without limitation, to the extent disclosure is required on Form 8(k) with respect to the transaction contemplated hereby or as required by any securities exchange. Notwithstanding anything in this Agreement to the contrary, to comply with Regulations 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information. Furthermore, the foregoing confidentiality obligations shall not apply to information that (i) is or becomes publicly available other than as a result of acts by the recipient party or its Representatives in breach of this Section, (ii) is in the recipient party’s possession or the possession of its Representatives prior to disclosure by the disclosing party, (iii) is disclosed to the recipient party or its Representatives by a third party, provided that the source of such information is not known by such recipient party or any of its Representatives receiving such information to be prohibited from transmitting such information to such recipient party or its Representatives by a contractual, legal, fiduciary or other obligation, (iv) is independently derived by the recipient party or its Representatives without the aid, application or use of the confidential information, (v) is in the opinion of counsel to the disclosing party, required to be disclosed to comply with any mandatory provision of law, any directive from a government recognized stock exchange on which such party is listed or a binding decision from a court or another government body, (vi) constitutes a generic disclosure about business and pipeline of a party or any affiliate of a party made in the ordinary course of business and would not reasonably be expected to identify the non-disclosing party or the Properties or (vii) in connection with any corporate presentations, earnings calls, earnings releases, press releases (provided that Members shall confer and afford one another a reasonable opportunity to review and provide reasonable comment on any press release to be issued by a Member disclosing the transaction or any of its economic terms and the appropriate time for making such release (but the contents of any such press release will ultimately be determined by the Member issuing or providing same and the foregoing shall not constitute a consent right)), investor reports, investor conference calls or investor meetings which may include, without limitation, disclosure of economic terms and such other matters relating to the transaction which either Member determines is necessary or appropriate.
Section 11.13    Uniform Commercial Code. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
Section 11.14    Binding Agreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Company in accordance with its terms.
Section 11.15    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
Section 11.16    DISCLOSURES. THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER. THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS. IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.
Section 11.17    Limitation on Right to Acquire Loans. Each Member hereby covenants and agrees that no Member nor an Affiliate of any Member shall enter into any direct or indirect agreement with any Lender with respect to a direct or indirect acquisition of any interest in any Loan or any Asset until the date which is one (1) year after any foreclosure, deed in lieu, conveyance, or other direct or indirect transfer pursuant to which a Lender acquires a direct or indirect ownership interest in an Asset (the foregoing restriction to include any brokerage, commission, fee, participation, management, servicing, or other agreement pursuant to which any Member or an Affiliate of any Member provides services to or receives from or with respect to an Asset). This Section 12.17 shall survive for one (1) year following the termination of this Agreement.
[Signatures on following page]

W/2274636

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

MEMBERS:

PLATFORM MEMBER-T, LLC a
Delaware limited liability company

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Authorized Signatory

INK I LLC Agreement

CHATHAM LODGING, L.P. a
Delaware limited partnership

By:	Chatham Lodging Trust, a Maryland real
estate investment trust, its general partner

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Vice President and Secretary

INK I LLC Agreement

SCHEDULE A
PERCENTAGE INTERESTS

MEMBER’S NAME	EFFECTIVE DATE DEEMED CAPITAL CONTRIBUTION AMOUNT	PERCENTAGE INTEREST

Platform Member-T, LLC	The Company’s pro rata portion of $192.992,588.40	89.7222%
Chatham Lodging, L.P.	The Company’s pro rata portion of $22,107,563.40	10.2778%
TOTAL	The Company’s pro rata portion of $215,100,151.80	100.0%

SCHEDULE B
LIST OF PROPERTIES AND PROPERTY COMPANIES

Property Company	Property	Address
KPA/GP Louisville (HI) LLC	Hampton Inn Louisville Downtown	101 East Jefferson Street Louisville, KY 40202
Grand Prix Addison (RI) LLC	Residence Inn Addison	14975 Quorum Dr. Addison, TX 75240
Grand Prix Altamonte LLC	Residence Inn Altamonte Springs	270 Douglas Ave. Altamonte Springs, FL 32714
Grand Prix Arlington LLC	Residence Inn Arlington	1050 Brookhollow Plaza Drive Arlington, TX 76006
Grand Prix Atlanta (Peachtree Corners) LLC	Residence Inn Atlanta Peachtree	5500 Triangle Drive Norcross, GA 30092
Grand Prix Atlanta LLC	Residence Inn Atlanta Downtown	134 Peachtree Street NW Atlanta, GA 30303
Grand Prix Bellevue LLC	Residence Inn Bellevue	14455 NE 29th Place Bellevue, WA 098007
Grand Prix Belmont LLC	Hyatt House Belmont	400 Concourse Drive Belmont, CA 94002
Grand Prix Binghamton LLC	Residence Inn Binghamton	4610 Vestal Pkwy East Vestal, NY 13850
Grand Prix Bothell LLC	Residence Inn Bothell	11920 NE 195th Street Bothell, WA 98011
Grand Prix Campbell/San Jose LLC	Residence Inn San Jose (Campbell)	2761 South Bascom Ave Campbell, CA 95008
Grand Prix Cherry Hill LLC	Residence Inn Cherry Hill	1821 Old Cuthbert Road Cherry Hill, NJ 08034
Grand Prix Chicago LLC	Residence Inn Rosemont/O'Hare	7101 Chestnut Street Rosemont, IL 60018
Grand Prix Columbia LLC	Hampton Inn Columbia	8880 Columbia 100 Park Columbia, MD 21045
Grand Prix Denver LLC	Residence Inn Denver Downtown	2777 Zuni Street Denver, CO 80211
Grand Prix El Segundo LLC	Hyatt House El Segundo	810 South Douglas Street El Segundo, CA 90245
Grand Prix Englewood/Denver South LLC	Residence Inn Denver South (Tech)	6565 South Yosemite Street Greenwood Village, CO 80111
Grand Prix Fremont LLC	Residence Inn Fremont	5400 Farwell Place Fremont, CA 94536

Property Company	Property	Address
Grand Prix Ft. Lauderdale LLC	Courtyard Fort Lauderdale	2440 W Cypress Creek Rd Fort Lauderdale, FL 33309
Grand Prix Gaithersburg LLC	Residence Inn Gaithersburg	9721 Washingtonian Blvd. Gaithersburg, MD 20878
Grand Prix Horsham LLC	TownePlace Suites Horsham	198 Precision Drive Horsham, PA 19044
Grand Prix Islandia LLC	Hampton Inn Islandia	1600 Veterans Memorial Highway Islandia, NY 11749
Grand Prix Las Colinas LLC	Hyatt House Las Colinas	5901 North MacArthur Boulevard Las Colinas, TX 75039
Grand Prix Lexington LLC	Residence Inn Lexington North	1080 Newtown Pike Lexington, KY 40511
Grand Prix Livonia LLC	Residence Inn Livonia	17250 Fox Drive Livonia, MI 48152
Grand Prix Louisville (RI) LLC	Residence Inn Louisville North	120 North Hurstbourne Pkwy Louisville, KY 40222
Grand Prix Lynnwood LLC	Residence Inn Lynnwood	18200 Alderwood Mall Parkway Lynnwood, WA 98037
Grand Prix Mt. Laurel LLC	Hyatt House Mt. Laurel	3000 Crawford Place Mount Laurel, NJ 08054
Grand Prix Naples LLC	Hampton Inn Naples, FL	3210 Tamiami Trail North Naples, FL 34102
Grand Prix Portland LLC	Residence Inn Portland	800 Roundwood Drive Portland, ME 04074
Grand Prix Richmond LLC	Residence Inn Richmond West	2121 Dickens Road Richmond, VA 23230
Grand Prix Richmond (Northwest) LLC	Residence Inn Richmond NW	3940 Westerre Parkway Richmond, VA 23233
Grand Prix Saddle River LLC	Residence Inn Saddle River	7 Boroline Road Saddle River, NJ 07458
Grand Prix San Jose LLC	Residence Inn San Jose South	6111 San Ignacio Ave San Jose, CA 95119
Grand Prix Shelton LLC	Residence Inn Shelton	1001 Bridgeport Ave. Shelton, CT 06484
Grand Prix Tukwila LLC	Residence Inn Tukwila	16201 West Valley Highway Tukwila, WA 98188
Grand Prix Willow Grove LLC	Hampton Inn Willow Grove	1500 Easton Road Willow Grove, PA 19090

	Property Company	Property	Address
	Grand Prix Windsor LLC	Residence Inn Windsor	I-91 at Bloomfield Ave., 100 Dufney Lane Windsor, CT 06095
	Grand Prix Addison (SS) LLC	Hyatt House Addison	4900 Edwin Lewis Drive Addison, TX 75001
	Grand Prix Atlantic City LLC	Courtyard Atlantic City	1212 Pacific Avenue Atlantic City, NJ 08401
	Grand Prix Harrisburg LLC	Residence Inn Harrisburg	4480 Lewis Road Harrisburg, PA 17111
	Grand Prix Montvale LLC	Courtyard Montvale	Southwest Quadrant of Garden State Parkway and Grand Street Montvale, NJ 07645
	Grand Prix Morristown LLC	Westin Governor Morris	2 Whippany Road Morristown, NJ 07960
	Grand Prix Ontario LLC	Residence Inn Ontario	2025 Convention Center Way Ontario, CA 91764
	Grand Prix Rockville LLC	Sheraton Rockville	920 Redland Boulevard Rockville, MD 20850
	Grand Prix Troy (SE) LLC	Residence Inn Troy - SE	32650 Stephenson Highway Madison Heights, MI 48071
47.	KPA/GP Ft. Walton Beach LLC	Four Points Ft. Walton Beach	1325 Miracle Strip Ft. Walton Beach, FL 32548

SCHEDULE C

Reserved

SCHEDULE D
CONTRIBUTION AGREEMENT
(Attached hereto)

SCHEDULE E
Reserved

SCHEDULE F
OPTION CLOSING TERMS

The closing with respect to the purchase by NS Managing Member of Chatham Managing Member’s interests in the Company shall take place on the following terms:

F.1. The Option Closing shall take place on the Option Closing Date and shall be held at the principal offices of the Company (or another location mutually agreed upon by the parties).

F.2. At the Option Closing, Chatham Managing Member shall convey to NS Managing Member (or their designees, subject to Section 10 below) Chatham Managing Member’s membership interest in the Company.

F.3. NS Managing Member shall pay to Chatham Managing Member an amount equal to the Option Price which shall be paid by certified or cashier’s check, or wire transfer of immediately available funds in the currency of the United States of America.

F.4. At the Option Closing, Chatham Managing Member shall deliver to NS Managing Member: (i) evidence reasonably satisfactory to NS Managing Member of the due corporate, partnership, limited liability company or other authority of Chatham Managing Member to convey its interest to NS Managing Member and (ii) a certificate containing representations and warranties of Chatham Managing Member regarding (1) the due authorization, execution and delivery of the closing documents, (2) due formation, valid existence and good standing in all applicable jurisdictions, (3) the enforceability of the closing documents being signed by Chatham Managing Member (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally or by general equitable principles), (4) that all material consents and approvals necessary to be obtained with respect to the transaction in respect only of Chatham Managing Member have been obtained, (5) that Chatham Managing Member has not dealt with any brokers, finders or similar parties in connection with the sale that could entitle any such party to claim a commission, fee or other compensation in connection therewith (or, if there are any such brokers, finders or similar parties, that same have been paid in full concurrently with the Option Closing) and (6) that there are no liens or encumbrances affecting the membership interests of Chatham Managing Member (other than liens being discharged concurrently with the Option Closing). The representations and warranties contained in such certificate shall survive the Option Closing for a period of twelve (12) months.

F.5. At the Option Closing, NS Managing Member shall deliver to Chatham Managing Member: (i) evidence reasonably satisfactory to Chatham Managing Member of the due corporate, partnership, limited liability company or other authority of NS Managing Member to acquire the interests of Chatham Managing Member and (ii) a certificate containing representations and warranties of NS Managing Member regarding (1) the due authorization, execution and delivery of the closing documents, (2) due formation, valid existence and good standing in all applicable jurisdictions, (3) the enforceability of the closing documents being signed by NS Managing Member (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally or by general equitable principles), (4) that all material consents and approvals necessary to be obtained with respect to the transaction in respect only of NS Managing Member have been obtained and (5) that NS Managing Member has not dealt with any brokers, finders or similar parties in connection with the sale that could entitle any such party to claim a commission, fee or other compensation in connection therewith (or, if there are any such brokers, finders or similar parties, that same have been paid in full concurrently with the Option Closing). The representations and warranties contained in such certificate shall survive the Option Closing for a period of twelve (12) months.

F.6. Any transfer tax, recording tax or similar taxes arising out of or in connection with the sale and transfer of the membership interest of Chatham Managing Member in the Company shall be paid pursuant to the custom of the jurisdiction in which the Assets are located (e.g., if the Assets are located in a state which assesses a transfer tax in connection with the Option Closing and such tax would be paid by the seller if the Assets had been sold, then Chatham Managing Member shall pay such transfer tax).

F.7. Subject to Section 11 below, such sale shall be subject to all liabilities and obligations of the Company, matured or unmatured, absolute or contingent.

F.8. At the Option Closing, the Members shall execute or cause to be executed any and all documents (in form and substance reasonably acceptable to each of the Members) reasonably required to fully transfer good and valid title to the membership interest of Chatham Managing Member in the Company to NS Managing Member.

F.9.    If the Notice Recipient shall fail to consummate the Option Closing on the Option Closing Date for any reason other than the default of the Initiating Party, then the Initiating Party shall be entitled to all of its remedies at law or in equity, including, without limitation the right of specific performance, in which event the Initiating Party shall be entitled to receive all costs, expenses and damages (including, without limitation, reasonable attorneys’ fees) incurred by the Initiating Party in obtaining such specific performance. If either party shall fail to consummate the Option Closing on the Option Closing Date for any reason other than the default of the other party, then (i) the non-defaulting party shall be entitled to all of its remedies at law or in equity (other than the right of compel the Option Closing to occur, except as provided in the preceding sentence), including without limitation the right to terminate the Option Closing, in which event the defaulting party shall reimburse the non-defaulting party for all of its costs, expenses and damages (including, without limitation, reasonable attorneys’ fees) incurred in connection with the put/call transaction and (ii) if Chatham Managing Member is the defaulting party with respect to a put transaction, then Chatham Managing Member shall forfeit its right to deliver another Put Notice pursuant to Section 3.8 with respect to the specific event that triggered Chatham Managing Member’s right to deliver such Put Notice (it being understood that Chatham Managing Member shall retain the right to deliver a Put Notice with respect to any other event, including a subsequent occurrence of the same type of event).

F.10. Upon request made by NS Managing Member, Chatham Managing Member will, at no cost or expense to Chatham Managing Member, cooperate with NS Managing Member so that the option transaction is structured as a sale of all of the Option Interests to a third party purchaser that is designated by NS Managing Member, provided that such cooperation shall not release NS Managing Member from its obligation to consummate the Option Closing, shall not delay the Option Closing Date, shall not decrease the amounts ultimately payable to Chatham Managing Member and shall not in Chatham Managing Member’s reasonable judgment expose Chatham Managing Member to any increased risk or liability (including, without limitation, income tax liability) in excess of that which it would have had in the event the transaction were structured as a purchase by the NS Managing Member of the Option Interests.

F.11.    In connection with the Option Closing, if (i) the consent of any Lender shall be required to the consummation of the transactions contemplated by such Option Closing (to the extent such consent is required by the terms of the Loan Documents), or (ii) Chatham Managing Member (or any Affiliate or principal of Chatham Managing Member) is a party to a Carveout Guaranty, then NS Managing Member shall be required to deliver to Chatham Managing Member as a condition to Chatham Managing Member’s obligation to effect the Option Closing evidence of such consent (if clause (i) applies) and shall use good faith efforts to deliver to Chatham Managing Member a full and unconditional release from such Lender of all such liability other than any liability resulting directly from acts of Chatham Managing Member prior to the Option Closing Date (if clause (ii) applies), provided that in connection with clause (ii), if Lender refuses to grant such release to Chatham Managing Member then NS Managing Member shall be required as a condition to Chatham Managing Member’s obligation to effect the Option Closing to deliver to Chatham Managing Member a full and unconditional release from such Lender of all liability under a Carveout Guaranty arising for events first occurring after the Option Closing Date. In connection with the JPM Loan, the parties acknowledge and agree that NS Managing Member shall only be required to deliver to Chatham Managing Member a full and unconditional release of all liability under the Carveout Guaranty arising for events first occurring after the Option Closing Date (and not a release for all acts other than those arising from acts of Chatham Managing Member). If the Lender refuses to grant its consent at or before the Option Closing Date (if clause (i) applies) and the aforementioned release (if clause (ii) applies), then as a condition to the obligation of Chatham Managing Member to consummate the sale of its membership interests at the Option Closing (A) NS Managing Member shall be required to cause the Company (or Property Company) to prepay such indebtedness in full or defease the Loan at the Option Closing in accordance with the provisions of the Loan Documents (including the payment of any prepayment penalty, prepayment premium, costs of defeasance and/or breakage costs) and (B) if NS Managing Member does not take the actions required in subclause (A), then such failure shall be deemed a default by NS Managing Member.

F.12. NS Managing Member hereby indemnifies and holds harmless Chatham Managing Member from any liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of the Company, the Assets, this Agreement, and any guaranty or indemnity made by Chatham Managing Member (including, without limitation, an indemnity made to a title insurance company), to the extent that any such liability, damage, cost or expense is based on actions or events occurring on or after the Option Closing Date. The foregoing indemnity will survive the Option Closing.

F.13.    If at the time of the Option Closing, there is a dispute between the parties in connection with the transaction, including, without limitation, a litigation, action or proceeding or an arbitration proceeding or a disagreement in the calculation of the Option Price or any related prorations or adjustments or any other calculation or computation arising out of the Option Closing (any such being referred to as an “Existing Option Dispute”), then the existence of such Existing Option Dispute shall not affect the consummation of the Option Closing, and the parties shall consummate the Option Closing as if the Existing Option Dispute did not exist, however, such Existing Option Dispute shall continue in effect on and after such Option Closing with the intent and purpose that the parties shall not prejudice their respective rights in respect of any such Existing Option Dispute. In furtherance of the foregoing (x) if such Existing Option Dispute pertains to a dispute over money, then an amount equal to the sum of money in question shall be withheld from the proceeds to be distributed to Chatham Managing Member at the Option Closing and shall be maintained in escrow by a national escrow agent selected by NS Managing Member and reasonably acceptable to Chatham Managing Member after the Option Closing to permit the parties to continue the Existing Option Dispute and have such escrowed funds available to pay for any resolution thereof that requires Chatham Managing Member to pay over such funds to NS Managing Member or vice versa and (y) if such Existing Option Dispute pertains to a matter other than a specified sum of money, then if the Existing Option Dispute is not resolved by the Option Closing itself (i.e., the conveyance of Chatham Managing Member’s membership interest to NS Managing Member may cause the Existing Option Dispute to be rendered moot) the parties shall continue such dispute subsequent to the Option Closing Date.

SCHEDULE G

BUY/SELL CLOSING TERMS

The closing with respect to the purchase by the Purchasing Member of the Selling Member’s(s’) interest in the Company shall take place on the following terms:

G.1.    The closing pursuant to the Buy/Sell Notice or Buy/Sell Response (the “Buy/Sell Closing”) shall take place on the Buy/Sell Closing Date and shall be held at the principal offices of the Company.

G.2.    At the Buy Sell Closing, the Selling Member shall convey to the Purchasing Member (or its designee, subject to Section 11 below) the Selling Member’s membership interest in the Company, free and clear of liens and encumbrances.

G.3.    The Purchasing Member shall pay to the Selling Member an amount equal to the Buy/Sell Membership Interest Purchase Price which shall be paid by certified or cashier’s check, or wire transfer of immediately available funds in the currency of the United States of America. An amount equal to the Buy/Sell Deposit Funds shall be applied against the Buy/Sell Membership Interest Purchase Price. If there is more than one Purchasing Member, then each such Purchasing Member shall pay its respective pro rata share (based on the ratio of such Purchasing Member’s Percentage Interest to the sum of the Percentage Interests of all Purchasing Members) of the Buy/Sell Membership Interest Purchase Price.

G.4.    At the Buy/Sell Closing, the Selling Member shall deliver to the Purchasing Member (i) evidence reasonably satisfactory to the Purchasing Member of the due corporate, partnership, limited liability company or other authority of such Member to convey its interest to the Purchasing Member and (ii) a certificate containing representations and warranties of such Member regarding (1) the due authorization, execution and delivery of the closing documents, (2) due formation, valid existence and good standing in all applicable jurisdictions, (3) the enforceability of the closing documents being signed by such Member (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally or by general equitable principles), (4) that all material consents and approvals necessary to be obtained with respect to the transaction in respect only of such Member have been obtained, (5) that such Member has not dealt with any brokers, finders or similar parties in connection with the sale that could entitled any such party to claim a commission, fee or other compensation in connection therewith (or, if there are any such brokers, finders or similar parties, that same have been paid in full concurrently with the Buy/Sell Closing) and (6) that there are no liens or encumbrances affecting the membership interests of the Selling Member (other than liens being discharged concurrently with the Buy/Sell Closing). The representations and warranties contained in such certificate shall survive the Buy/Sell Closing for a period of twelve (12) months.

G.5.    At the Buy/Sell Closing, the Purchasing Member shall deliver to the Selling Member (i) evidence reasonably satisfactory to the Selling Member of the due corporate, partnership, limited liability company or other authority of such Member to acquire the interests of the Selling Member and (ii) a certificate containing representations and warranties of such Member regarding (1) the due authorization, execution and delivery of the closing documents, (2) due formation, valid existence and good standing in all applicable jurisdictions, (3) the enforceability of the closing documents being signed by such Member (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally or by general equitable principles), (4) that all material consents and approvals necessary to be obtained with respect to the transaction in respect only of such Member have been obtained, and (5) that such Member has not dealt with any brokers, finders or similar parties in connection with the sale that could entitle any such party to claim a commission, fee or other compensation in connection therewith (or, if there are any such brokers, finders or similar parties, that same have been paid in full concurrently with the

Buy/Sell Closing). The representations and warranties contained in such certificate shall survive the Buy/Sell Closing for a period of twelve (12) months.

G.6.    Any transfer tax, recording tax or similar taxes arising out of or in connection with the sale and transfer of the membership interest of the Selling Member in the Company shall be paid pursuant to the custom of the jurisdiction in which the Assets are located (e.g., if the Assets are located in a state which assesses a transfer tax in connection with the Buy/Sell Closing and such tax would be paid by the seller if the Assets had been sold, then the Selling Member shall pay such transfer tax).

G.7.    Subject to Section 12 below, such sale shall be subject to all liabilities and obligations of the Company, matured or unmatured, absolute or contingent.

G.8.    At the Buy/Sell Closing, the Members shall execute or cause to be executed any and all documents (in form and substance reasonably acceptable to each of the Members) reasonably required to fully transfer good and valid title to the membership interest of the Selling Member in the Company to the Purchasing Member.

G.9.    If the Purchasing Member shall fail to consummate the Buy/Sell Closing on the Buy/Sell Closing Date for any reason other than the default of the Selling Member, then the Selling Member shall be entitled as its sole remedy as liquidated damages to (a) cause the Buy/Sell Deposit Funds to be delivered to the Selling Member and terminate the buy/sell transaction and/or (b) purchase the Purchasing Member’s membership interest in the Company at a price equal to the Buy/Sell Membership Interest Purchase Price that would be obtained if the Purchasing Member were treated as the Selling Member in the definition thereof.

G.10.    If the Selling Member shall fail to consummate the Buy/Sell Closing on the Buy/Sell Closing Date for any reason other than the default of the Purchasing Member, then the Purchasing Member shall be entitled to all of its remedies at law or in equity, including, without limitation (i) the right of specific performance, in which event the Purchasing Member shall be entitled to receive all costs, expenses and damages (including, without limitation, reasonable attorneys’ fees) incurred by the Purchasing Member in obtaining such specific performance and (ii) the right to terminate the buy/sell transaction, in which event the Selling Member shall cause the Buy/Sell Escrow Agent to return the Buy/Sell Deposit Funds to the Purchasing Member, and the Selling Member shall reimburse the Purchasing Member for all of its costs, expenses and damages (including, without limitation, reasonable attorneys’ fees) incurred in connection with the buy/sell transaction.

G.11.    Upon request made by the Purchasing Member, the Selling Member will, at no cost or expense to the Selling Member, cooperate with the Purchasing Member so that the buy/sell transaction is structured as a sale of all of the Assets to a third party purchaser that is designated by the Purchasing Member, provided that such cooperation shall not release the Purchasing Member from its obligation to consummate the Buy/Sell Closing, shall not delay the Buy/Sell Closing Date, shall not decrease the amounts ultimately payable to the Selling Member and shall not in the Selling Member’s reasonable judgment expose the Selling Member to any increased risk or liability (including, without limitation, income tax liability) in excess of that which it would have had in the event the transaction were structured as a purchase by the Purchasing Member of the Selling Member’s membership interest.

G.12.    In connection with the Buy/Sell Closing, if (i) the consent of any Lender shall be required to the consummation of the transactions contemplated by such Buy/Sell Closing (to the extent such consent is required by the terms of the Loan Documents) or (ii) the Selling Member (or any Affiliate or principal of the Selling Member) is a party to a Carveout Guaranty, then the Purchasing Member shall be required to deliver to the Selling Member as a condition to the Selling Member’s obligation to effect the Buy/Sell Closing evidence of such consent (if clause (i) applies) and shall use good faith efforts to deliver to the Selling Member a full and unconditional release from such Lender of all such liability other than any liability resulting directly from acts of the Selling Member prior to the Buy/Sell Closing Date (if clause (ii) applies), provided that in connection with clause (ii), if Lender refuses to grant such release to the Selling Member then the Purchasing Member shall be required as a condition to the Selling Member’s obligation to effect the Buy/Sell Closing to deliver to the Selling Member a full and unconditional release from such Lender of all liability under a Carveout Guaranty arising for events first occurring after the Buy/Sell Closing Date. In connection with the JPM Loan, the parties acknowledge and agree that if NS Managing Member is the Purchasing Member the NS Managing Member shall only be required to deliver to Chatham Managing Member, as Selling Member a full and unconditional release of all liability under the Carveout Guaranty arising for events first occurring after the Buy/Sell Closing Date (and not a release for all acts other than those arising from acts of Chatham Managing Member). If the Lender refuses to grant its consent at or before the Buy/Sell Closing Date (if clause (i) applies) and the aforementioned release (if clause (ii) applies), then as a condition to the obligation of the Selling Member to consummate the sale of its membership interests at the Buy/Sell Closing (A) the Purchasing Member shall be required to cause the Company (or Property Company) to prepay such indebtedness in full or defease the Loan at the Buy/Sell Closing in accordance with the provisions of the Loan Documents (including the payment of any prepayment penalty, prepayment premium, costs of defeasance and/or breakage costs) and (B) if the Purchasing Member does not take the actions required in subclause (A), then such failure shall be deemed a default by the Purchasing Member.

G.13.    If the Buy/Sell Notice is delivered then the Purchasing Member hereby indemnifies and holds harmless the Selling Member from any liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of the Company, the Assets, this Agreement, and (if Chatham Managing Member is the Selling Member) any guaranty or indemnity made by Chatham Managing Member (including, without limitation, an indemnity made to a title insurance company), to the extent that any such liability, damage, cost or expense is based on actions or events occurring on or after the Buy/Sell Closing Date. The foregoing indemnity will survive the Buy/Sell Closing.

G.14.    The parties acknowledge that the Buy/Sell Notice shall not be required to set forth the calculation, or the determination of, the Buy/Sell Membership Interest Purchase Price (which amount shall be determined in connection with the consummation of the Buy/Sell Closing).

G.15.    The escrow provisions contained in Schedule H are incorporated herein for the benefit of the Buy/Sell Escrow Agent. In addition, both parties agree, upon request made by any Buy/Sell Escrow Agent, to deliver any supplemental indemnification or other provisions for the benefit of such Buy/Sell Escrow Agent.

G.16.    If at the time of the Buy/Sell Closing, there is a dispute between the parties in connection with the transaction, including, without limitation, a litigation, action or proceeding or an arbitration proceeding or a disagreement in the calculation of the Buy/Sell Membership Interest Purchase Price or any related prorations or adjustments or any other calculation or computation arising out of the Buy/Sell Closing (any such being referred to as an “Existing Dispute”), then the existence of such Existing Dispute shall not affect the consummation of the Buy/Sell Closing, and the parties shall consummate the Buy/Sell Closing as if Existing Dispute did not exist, however, such Existing Dispute shall continue in effect on and after such Buy/Sell Closing with the intent and purpose that the parties shall not prejudice their respective rights in respect of any such Existing Dispute. In furtherance of the foregoing (x) if such Existing Dispute pertains to a dispute over money, then an amount equal to the sum of money in question shall be withheld from the proceeds to be distributed to the Selling Member at the Buy/Sell Closing and shall be maintained in escrow by the Buy/Sell Escrow Agent after the Buy/Sell Closing to permit the parties to continue the Existing Dispute and have such escrowed funds available to pay for any resolution thereof that requires the Selling Member to pay over such funds to the Purchasing Member or vice versa and (y) if such Existing Dispute pertains to a matter other than a specified sum of money, then if the Existing Dispute is not resolved by the Buy/Sell Closing itself (i.e., the conveyance of the Selling Member’s membership interest in the Company to the Purchasing Member may cause the Existing Dispute to be rendered moot) the parties shall continue such dispute subsequent to the Buy/Sell Closing Date.

SCHEDULE H

BUY/SELL ESCROW PROVISIONS

1.    The Buy/Sell Escrow Agent shall deposit the Buy/Sell Deposit Funds in an interest bearing escrow account.

2.    If the Buy/Sell Closing takes place, the Buy/Sell Escrow Agent shall deliver the Buy/Sell Deposit Funds to, or upon the instructions of, the Selling Member(s) at the Buy/Sell Closing.

3.    If the Buy/Sell Closing does not take place pursuant to the provisions of this Agreement, by reason of the failure of any party to comply with its obligations hereunder, the Buy/Sell Escrow Agent shall pay the Buy/Sell Deposit Funds to the party entitled thereto in accordance with the provisions of this Agreement, provided, however, prior to paying the Buy/Sell Deposit Funds to any party (the “Claiming Party”) pursuant to the provisions of this Section 3, the Buy/Sell Escrow Agent shall deliver written notice to the other party (the “Non-Claiming Party”) stating its intention to pay the Buy/Sell Deposit Funds to the Claiming Party. The Non-Claiming Party shall have a period of ten (10) days in which to deliver notice to the Buy/Sell Escrow Agent agreeing to payment of the Buy/Sell Deposit Funds to the Claiming Party or disagreeing with such payment. If the Non-Claiming Party agrees that the Buy/Sell Deposit Funds shall be paid to the Claiming Party, then the Buy/Sell Escrow Agent shall so pay the Buy/Sell Deposit Funds to the Claiming Party. If the Non-Claiming Party disagrees with such payment, then the Buy/Sell Escrow Agent shall not make such payment and shall continue to hold the Buy/Sell Deposit Funds and shall not make any disposition of the Buy/Sell Deposit Funds except as provided in Section 5 below. The failure of the Non-Claiming Party to deliver such notice within the ten (10) day period shall be deemed delivery of a notice on the last day of such ten (10) day period agreeing to payment of the Buy/Sell Deposit Funds to the Claiming Party.

4.     It is agreed that:

(a)    The duties of the Buy/Sell Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and the Buy/Sell Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Buy/Sell Escrow Agent has acted in good faith;

(b)    The Buy/Sell Escrow Agent shall not be liable or responsible for the collection of the proceeds of any check or wire transfer constituting all or a portion of the Buy/Sell Deposit Funds;

(c)    In the performance of its duties hereunder, the Buy/Sell Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties or their successors;

(d)    The Buy/Sell Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(e)    The Buy/Sell Escrow Agent shall not be bound by any modification, cancellation or rescission of these escrow provisions unless in writing and signed by it, the selling parties and the purchasing parties;

(f)    The selling parties and the purchasing parties shall jointly and severally reimburse and indemnify the Buy/Sell Escrow Agent for, and hold it harmless against, any and all loss, liability, cost or expense in connection herewith, including reasonable legal fees and disbursements, incurred without willful misconduct or gross negligence on the part of the Buy/Sell Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under these escrow provisions, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to these Escrow Provisions; and

(g)    The Manager and the Members each hereby release the Buy/Sell Escrow Agent from any act done or omitted to be done by the Buy/Sell Escrow Agent in good faith in the performance of its duties hereunder.

5.    The Buy/Sell Escrow Agent is acting as a stake-holder only with respect to the Buy/Sell Deposit Funds. If there is any dispute as to whether the Buy/Sell Escrow Agent is obligated to deliver all or any portion of the Buy/Sell Deposit Funds or as to whom the proceeds of the Buy/Sell Deposit Funds are to be delivered, the Buy/Sell Escrow Agent shall not be required to make any delivery, but in such event the Buy/Sell Escrow Agent shall hold the Buy/Sell Deposit Funds (together with all interest thereon, if any) until receipt by the Buy/Sell Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Buy/Sell Deposit Funds (together with all interest thereon, if any), or, in the absence of such authorization, the Buy/Sell Escrow Agent shall hold the Buy/Sell Deposit Funds (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within ninety (90) days after the date the Buy/Sell Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, the Buy/Sell Escrow Agent shall have the right, but not the obligation, to bring an appropriate action or proceeding for leave to deposit the Buy/Sell Deposit Funds (together with all interest thereon, if any), in court pending such determination. The Buy/Sell Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Buy/Sell Deposit Funds or if the Buy/Sell Deposit Funds is split between the parties hereto, such costs of the Buy/Sell Escrow Agent shall be split, pro rata, between the selling parties and the purchasing parties, upon the amount of Buy/Sell Deposit Funds received by each. Upon making delivery of the Buy/Sell Deposit Funds (together with interest thereon, if any), in the manner provided in this Agreement, the Buy/Sell Escrow Agent shall have no further liability hereunder.

6.    The Buy/Sell escrow agent will be required to execute a counterpart of these escrow provisions solely to confirm that the buy/sell escrow agent upon receipt thereof, will hold the Buy/Sell deposit funds in escrow, pursuant to the provisions of this Agreement.

SCHEDULE I

Reserved

SCHEDULE J

Reserved

SCHEDULE K
EXPEDITED ARBITRATION PROCEDURES
(a)    Venue:  The arbitration proceeding shall be conducted in New York, New York before a single arbitrator.
(b)    Procedure:  Except as provided herein, the arbitration proceeding shall be conducted in accordance with the Agreement (including this Schedule K), and otherwise in accordance with the Commercial Arbitration Rules of the AAA, or its successor, and the Expedited Procedures provisions thereof, to the extent not inconsistent with the Agreement and this Schedule K.
(c)    Selection of Arbitrator:  Chatham Managing Member shall provide written notice to NS Managing Member of submission of the disputed matter to arbitration in accordance with Section 3.2(i), and in such notice propose at least three (3) persons to serve as the arbitrator. Each of the proposed arbitrators shall be either (i) a retired judge or justice, or (ii) an experienced attorney licensed to practice and practicing in the State of Delaware or the State of New York. Each of the proposed arbitrators shall have had no business relationship (other than acting as arbitrator or mediator) or familial relationship with either party, or any Affiliate of either party, or primary counsel to either party in a significant matter during the past ten (10) years.  NS Managing Member shall give written notice within three (3) days stating either (i) NS Managing Member is willing to accept one of the proposed arbitrators as the arbitrator or (ii) NS Managing Member is not willing to accept one of the arbitrators proposed by Chatham Managing Member, and proposing at least three (3) other persons to serve as the arbitrator, in which case Chatham Managing Member shall have three (3) days from the date of such notice to notify NS Managing Member if one of the arbitrators proposed by NS Managing Member is acceptable.  If this procedure does not result in the selection of the arbitrator, then the parties shall request the American Arbitration Association, or its successor, to appoint an arbitrator who shall have the qualifications identified above (and, in connection therewith, either party may propose not more than three (3) persons having such qualifications to the American Arbitration Association to serve as arbitrator) pursuant to the Expedited Procedures of the Commercial Arbitration Rules of the AAA.
(d)    Conferences, Discovery and Pre-Hearing Matters:  Once the arbitrator is appointed, he or she shall set the matter for a conference, which may be conducted telephonically, to take place within five (5) days of the arbitrator’s appointment, and which shall address, among other things, the following issues:  (1) the scheduling of, and resolution of any issues concerning the nature, extent and timing of any discovery, including the production of documents, depositions and the exchange of expert witness information and reports (if any); (2) the identification and resolution of any other procedural issues; (3) the scheduling of written submissions to the arbitrator; and (4) setting the matter for a hearing, to take place within fifteen (15) days of the date of the conference unless the arbitrator finds, for good cause, that the hearing should not take place within that time period. Notwithstanding the foregoing, the parties may by written agreement modify the time for the conference or hearing described in this paragraph (d), or any other deadline, subject to the approval of the arbitrator.
(e)    Applicable Law:  The arbitrator shall be required to determine all issues in accordance with existing substantive law of the state of Delaware; provided, however, that statutes and case law relating to the order of proof, the conduct of the hearing and the presentation and admissibility of evidence will not be applicable, and the arbitrator shall determine the admissibility, relevance and materiality of any evidence proffered, including hearsay, and may exclude evidence deemed by the arbitrator to be cumulative or irrelevant.
(f)    Arbitrator’s Powers and Duties:  The arbitrator shall have the power to grant any and all forms of relief, including, but not limited to, equitable relief, to prevent any arbitration award from becoming ineffectual; provided, however, the arbitrator may not alter or amend the provisions of this Agreement (including this Schedule K) in granting such relief.  Pending appointment of the arbitrator, nothing provided herein shall preclude either of the parties from seeking the issuance of a temporary restraining order, preliminary injunction or other provisional remedy in order to avoid any irreparable injury that it might suffer pending such appointment.
(g)    Arbitrator’s Award:  The arbitrator shall render his or her award within ten (10) days of the close of the final submission of the matter, or at such later time as agreed upon by the parties. The arbitrator’s award shall be in writing, and the arbitrator shall make findings of fact and conclusions of law that set forth the reasons for the award.  The award may be confirmed by any court having jurisdiction over the parties.
(h)    Arbitrator’s Fees and Costs:  Each party shall provide, within three (3) days of a request from the arbitrator or any person or service that may be acting as the administrator of the arbitration, one-half of the estimated fees and costs relating to the arbitration, although the arbitrator shall, in his or her award, assess such fees and costs against the party determined not to be the prevailing party in the Expedited Arbitration.  Notwithstanding the foregoing, the party not prevailing in the Expedited Arbitration shall pay all of the reasonable fees and costs relating to the arbitration, including the prevailing party’s reasonable, actual, out-of-pocket attorneys’ fees and expenses.
(i)    No Other Claims.  For the avoidance of doubt, this Schedule K shall apply only in connection with an Expedited Arbitration pursuant to Section 2.2(c)(iii) and Section 3.2(i) of the Agreement, and not any other dispute, and no other claims or counterclaims may be brought in such Expedited Arbitration.

SCHEDULE L
P&L STATEMENT

SCHEDULE M
BALANCE SHEET